Exhibit 4.1

Execution Version

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

IE LIMITED

AND

THE9 LIMITED

June 15, 2017

i

ii

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 15, 2017, is entered into by and between IE Limited, a company incorporated under the laws of Korea and listed on the Korean Securities Dealers Automated Quotations of the Korea Exchange under stock code 023430 (“Seller”), and The9 Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands which has American depositary shares (“ADSs”), each representing one ordinary share, par value US$0.01 each (the “Purchaser Share”), listed on the Nasdaq Global Market (“NASDAQ”) under trading symbol “NCTY” (“Purchaser”; together with Seller, the “Parties”, and each of them, a “Party”).

RECITALS

WHEREAS, as of the date hereof, Seller directly and wholly owns Smartposting Co., Ltd., a company incorporated under the laws of Korea (“Smartposting”), a company which operates a leading influencer marketing platform in Korea;

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell, and Purchaser desires to purchase, the Subject Shares (as defined below) for a consideration of the Purchaser Consideration Shares (as defined below), subject to the indemnification obligations described herein.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the Parties agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions.

(a)    As used in this Agreement, the following terms have the following meanings:

“6-K Filing” has the meaning set forth in Section 5.09.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of any of the Smartposting Group Companies, (ii) the issuance, disposition or acquisition of (a) any capital stock or other Equity Security of any Smartposting Group Company, (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other Equity Security of any Smartposting Group Company, or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other Equity Security of any Smartposting Group Company or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving any Smartposting Group Company.

“Action” means any charge, claim, action, complaint, petition, inquiry, investigation, appeal, suit, litigation, grievance or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Aggregate Subject Share Value” means US$15 million.

“Arbitration Board” has the meaning set forth in Section 9.09(a).

“Ark Pacific Agreement” means the share purchase agreement dated June 8, 2017 by and between Purchaser and Ark Pacific Special Opportunities Fund I, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Ark Pacific”), pursuant to which Purchaser has issued 12,500,000 Purchaser Shares to Ark Pacific on June 8, 2017 and is expected to receive a total cash consideration of US$15 million from Ark Pacific within three (3) months thereafter.

“Board” means the board of directors of Seller, Smartposting or Purchaser, as the case may be.

“Business” means the business and operations of the Smartposting Group Companies relating to influencer marketing platforms, products, applications and services in online, mobile and any other formats operated, managed, developed or serviced by the Smartposting Group Companies as of the date of this Agreement, including, but not limited to, “Smartposting”, an influencer marketing platform in Korea.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC, Korea, the Cayman Islands, New York or Hong Kong.

“Closing” shall have the meaning set forth in Section 2.01(b).

“Closing Date” shall have the meaning set forth in Section 2.01(c).

“Code” means the United States Internal Revenue Code of 1986.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral, including any and all amendments, modifications and supplements thereto.

“Copyrights” means copyrights and similar or equivalent rights with respect to Works of Authorship and all registrations of the foregoing and applications for the foregoing (including moral and economic rights, however denominated).

“Current Balance Sheet” has the meaning set forth in Section 3.09(a).

“Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature actually suffered or incurred by the claiming Person(s).

“Databases” means all databases (including Game Data, knowledge databases, customer lists and customer databases) and other compilations and collections of data or information.

“Depositary” means The Bank of New York Mellon, the ADS depositary of Purchaser.

“Disclosure Schedule” means the disclosure schedule regarding this Agreement that has been provided by Smartposting to Purchaser and dated the date of this Agreement.

“Dispute” has the meaning set forth in Section 9.08.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Equity Securities” means, with respect to a Person, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” has the meaning set forth in Section 3.22.

“Final Closing Date” has the meaning set forth in Section 2.01(c).

“Financial Statements” has the meaning set forth in Section 4.09(a).

“Game Data” means any game and user information generated from use or access of a Smartposting Product, including characters, logs, items, missions, creatures, and other game and player information.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Official” has the meaning set forth in Section 3.22.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Incsight Agreement” means the share purchase agreement dated June 8, 2017 by and between Purchaser and Incsight Limited, a company incorporated under the laws of the British Virgin Islands and wholly owned by Mr. Jun Zhu, the chairman and chief executive officer of Purchaser (“Incsight”), pursuant to which Purchaser has issued 12,500,000 Purchaser Shares to Incsight on June 8, 2017 and is expected to receive a total cash consideration of US$15 million from Incsight within three (3) months thereafter.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness, and (v) all indebtedness referred to in clauses (i) through (iv) above of any other Person secured by any Encumbrance upon or in any property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Indemnified Party” has the meaning set forth in Section 7.06.

“Independent Third Party” means, with respect to Seller, any Person who is not an Affiliate of Seller.

“Information” has the meaning set forth in Section 5.10.

“Initial Public Offering” means the sale of newly issued Smartposting Shares by Smartposting following which at least 15% of the total outstanding Smartposting Shares on a fully diluted basis shall have been sold to the public and shall be listed on a national securities exchange.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property Rights or Technology.

“Intellectual Property Rights” means any and all intellectual or industrial property or other proprietary rights, existing now or in the future anywhere in the world, including (i) Patent Rights; (ii) rights with respect to Marks, and all registrations for Marks and applications to register Marks; (iii) Copyrights; (iv) rights with respect to Trade Secrets; (v) rights with respect to domain names, including registrations for domain names; (vi) rights with respect to Databases, including registrations of these rights and applications to register these rights; (vii) to the extent not otherwise included in the foregoing, rights with respect to Technology, (viii) rights of publicity and personality, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity and personality; (ix) social media accounts, logins and passwords, and (x) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing subsections (i) through (ix), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“Invention Assignment Agreement” has the meaning set forth in Section 3.16(f).

“IT Assets” has the meaning set forth in Section 3.16(i).

“K-GAAP” means Korea generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Knowledge” means the actual knowledge possessed by a Person.

“Korea” means the Republic of Korea.

“KRW” refers to Korean Won, the legal currency of Korea.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liability” means any direct or indirect liability, Indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Lock-up Period” has the meaning set forth in Section 5.11.

“Loss” has the meaning set forth in Section 7.02.

“Major Indebtedness Default” means, with respect to any Indebtedness of any Purchaser Group Company, having an outstanding principal amount of US$10 million or more in the aggregate, whether such Indebtedness now exists or will hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity and/or (ii) a failure to pay principal of, or interest or premium (subject to the applicable grace period in the relevant documents) on, such Indebtedness when the same becomes due.

“Marks” means trademarks, service marks, logos and design marks, trade dress, trade names, distinctive advertising taglines, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“Non-Negotiated Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to any Smartposting Group Company a non-exclusive license to download or use generally commercially available, non-customized Software or a non-exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis (and does not include any other Intellectual Property License material to the Business); (ii) such Contract is on the vendor’s standard terms (e.g., a “shrink-wrap” or “click-through” Contract) and such terms have not been materially modified during negotiations with any Smartposting Group Companies; (iii) the Software is not distributed or otherwise material to the provision of any Smartposting Product; (iv) the Contract does not require any Smartposting Group Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than US$50,000 or ongoing subscription or service fees of no more than US$50,000 per year; and (v) the Contract is not a license for Open Source Software.

“Onshore Companies” has the meaning set forth in Section 4.07(b).

“Open Source Software” means any software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Other Interested Party” has the meaning set forth in Section 5.02.

“Patent Rights” means all granted patents (including utility, utility model, expired, abandoned and design patents), patent applications (including provisional, national, regional and international applications, as well as original, expired, abandoned, continuation, continuation-in-part, divisional and continued prosecution applications, reissues, and re-examination applications), statutory invention registrations, and any term extension or other action by a Governmental Authority which provides rights beyond the original expiration date of any of the foregoing, whether within or outside the United States.

“Permit” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration or record filing, operating license, qualifications, ratification, certificate, declaration or filing with, or report or notice to, or other form of permission to engage in a specific activity issued by, any Person, including any Governmental Authority.

“Permits” has the meaning set forth in Section 3.18.

“Permitted Encumbrances” means (i) all statutory liens for Taxes not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate Proceedings, (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business, (iii) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation, (iv) Encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records and (v) all other Encumbrances of any type which do not materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means all information regarding or capable of being associated with an individual consumer or device, including such information (i) that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) that is data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), and (iii) that consists of Internet Protocol addresses or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Post-Closing Tax Period” means, for the purposes of the representation and warranty made under Section 3.11(m) as of the Closing Date, any Tax period beginning after the Closing Date and the portion of the Straddle Period beginning after the Closing Date, and, for the purposes of the representation and warranty made under Section 3.11(m) as of the Pre-closing Date, any Tax period beginning after the Pre-closing Date and the portion of the Straddle Period beginning after the Pre-closing Date.

“PRC” or “China” means the People’s Republic of China excluding, for the purposes of this Agreement only, Hong Kong, Macau and Taiwan.

“Pre-closing” shall have the meaning set forth in Section 2.01(b).

“Pre-closing Date” shall have the meaning set forth in Section 2.01(c).

“Pre-Closing Tax Period” means, for the purposes of the representation and warranty made under Section 3.11(m) as of the Closing Date, any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date, and, for the purposes of the representation and warranty made under Section 3.11(m) as of the Pre-closing Date, means any Tax period ending on or before the Pre-closing Date and that portion of any Straddle Period ending on the Pre-closing Date.

“Privacy Notice” has the meaning set forth in Section 3.16(g).

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Pro Rata Portion” means the number of Smartposting Shares equal to the product of (x) the total number of Smartposting Shares proposed to be sold by Seller to the Proposed Transferee or to the public and (y) a fraction equal to (A) the number of Smartposting Shares then held by Seller (in case of calculating the Pro Rata Portion for Seller) or the number of Subject Shares then held by Purchaser (in case of calculating the Pro Rata Portion for Purchaser), divided by (B) the sum of the number of Smartposting Shares then held by Seller and the number of Subject Shares then held by Purchaser.

“Proposed Transferee” has the meaning set forth in Section 5.12(a).

“Purchaser Consideration Share” or “Purchaser Consideration Shares” has the meaning set forth in Section 2.01.

“Purchaser Fundamental Reps” means the representations and warranties of Purchaser contained in Section 4.01, Section 4.02, Section 4.03(i), Section 4.04 and Section 4.06.

“Purchaser Group Company” means, Purchaser or any of its Subsidiaries.

“Purchaser’s Incentive Plan” means the 2004 Stock Option Plan of the Purchaser, as amended from time to time.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.02.

“Purchaser IP” shall have the meaning set forth in Section 4.18(a).

“Purchaser Lease Agreements” has the meaning set forth in Section 4.16(b).

“Purchaser Leased Real Property” means all real property leased, subleased, licensed, or otherwise occupied by Purchaser Group Companies.

“Purchaser Material Adverse Effect” means any change or development that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of Purchaser Group Companies, taken as a whole; provided, however, that no event, change, development or state of facts relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses (but only to the extent such changes or developments do not, individually or in the aggregate, have a disproportionate impact on any Purchaser Group Company relative to other Persons in similar businesses) shall be deemed in themselves, to constitute a Purchaser Material Adverse Effect.

“Purchaser Material Contracts” has the meaning set forth in Section 4.17(a).

“Purchaser Owned IP” means all Intellectual Property owned by the Purchaser Group Companies.

“Purchaser Owned Real Property” means all real property and interests in real property (including real property in connection with land use rights contracts or certificates and construction projects) owned by Purchaser Group Companies (collectively, together with all buildings or other structures, improvements or fixtures thereon and all easements rights of way and other appurtenant rights thereto).

“Purchaser Registered IP” means all Intellectual Property Rights that are registered, filed, recorded, or issued (i) under the authority of any Governmental Authority by or for any Purchaser Group Company, including all Patent Rights, registered Copyrights and registered Marks, (ii) domain names and (iii) all applications for any of the foregoing.

“Purchaser Shares” has the meaning set forth in the Recital.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Required Permits” has the meaning set forth in Section 3.13 and Section 3.15.

“Rules” has the meaning set forth in Section 9.09(a).

“Sale Notice” has the meaning set forth in Section 5.12(b).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” shall have the meaning set forth in Section 4.10(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Fundamental Reps” means the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a)(i), Section 3.06 and Section 3.07.

“Seller Indemnified Party” has the meaning set forth in Section 7.04.

“Smartposting Balance Sheet Date” has the meaning set forth in Section 3.09(a).

“Smartposting Benefit Plan” means each employee benefit plan and each stock purchase, stock option, restricted stock, stock unit, stock appreciation right, severance, employment, consulting, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation, vacation, group or individual health, dental, medical, disability and life insurance, survivor benefits, and each other employee benefit plan, agreement, program, policy or other arrangement, in each case, that is maintained or contributed to by Smartposting for the benefit of any current or former employee, independent contractor or director of any Smartposting Group Company, or with respect to which any Smartposting Group Company has or may have any Liability or obligation.

“Smartposting Financial Statements” has the meaning set forth in Section 3.09(a).

“Smartposting Group Company” means Smartposting or any of its Subsidiaries.

“Smartposting Group Company Contract(s)” has the meaning set forth in Section 3.12(c).

“Smartposting IP” shall have the meaning set forth in Section 3.16(a).

“Smartposting Lease Agreements” has the meaning set forth in Section 3.15(b).

“Smartposting Leased Real Property” means all real property leased, subleased, licensed, or otherwise occupied by Smartposting Group Companies.

“Smartposting Material Adverse Effect” means any change or development that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of the Smartposting Group Companies, taken as a whole; provided, however, that no event, change, development or state of facts relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses (but only to the extent such changes or developments do not, individually or in the aggregate, have a disproportionate impact on any Smartposting Group Company relative to other Persons in similar businesses) shall be deemed in themselves, to constitute a Smartposting Material Adverse Effect.

“Smartposting Owned IP” means all Intellectual Property owned by the Smartposting Group Companies.

“Smartposting Owned Real Property” means all real property and interests in real property (including real property in connection with land use rights contracts or certificates and construction projects) owned by Smartposting Group Companies (collectively, together with all buildings or other structures, improvements or fixtures thereon and all easements rights of way and other appurtenant rights thereto).

“Smartposting Products” means (a) those products that are actively being developed by any Smartposting Group Company, (b) those products that are made commercially available by or on behalf of any Smartposting Group Company, and (c) all services offered by any Smartposting Group Company related thereto.

“Smartposting Registered IP” means all Intellectual Property Rights that are registered, filed, recorded, or issued (i) under the authority of any Governmental Authority by or for any Smartposting Group Company, including all Patent Rights, registered Copyrights and registered Marks, (ii) domain names and (iii) all applications for any of the foregoing.

“Smartposting Shares” means ordinary shares of Smartposting, par value KRW500 per share.

“Smartposting Technology” means all Technology owned or purported to be owned by any Smartposting Group Company.

“Software” means any (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) Databases, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Straddle Period” means, (i) for the purposes of the representation and warranty made under Section 3.11(m) as of the Closing Date, any Tax period beginning before or on the Closing Date and ending after the Closing Date; and (i) for the purposes of the representation and warranty made under Section 3.11(m) as of the Pre-closing Date, any Tax period beginning before or on the Pre-closing Date and ending after the Pre-closing Date.

“Subject Share” or “Subject Shares” has the meaning set forth in Section 2.01(a).

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity (or profits or capital) interests or more than fifty percent (50%) of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person, and (ii) any entity whose assets, or portions thereof, has been or should be consolidated with the net earnings of the Person and should be recorded on the books of the Person for financial reporting purposes in accordance with the accounting principles applicable to the Person. In the case of Seller and Purchaser, the applicable accounting principles shall be K-GAAP and U.S. GAAP, respectively.

“Tag-along Notice” has the meaning set forth in Section 5.12(c)(i).

“Tag-along Period” has the meaning set forth in Section 5.12(c)(i).

“Tag-along Sale” has the meaning set forth in Section 5.12(a).

“Tax” or “Taxes” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments, imposed in all cases by a Governmental Authority, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Returns” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Technology” means any tangible embodiments of Intellectual Property Rights, including any (i) technology, formulae, algorithms, procedures, processes, methods, techniques, ideas, know-how, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, product, marketing, servicing, business, financial, supplier, and personnel information and materials; (iii) specifications, designs, models, devices, prototypes, schematics and development tools; (iv) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, videos, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”); and (v) all other forms of technical information and technology used in the Smartposting Products and the Business.

“Third-Party Claim” has the meaning set forth in Section 7.06.

“Trade Secrets” means any trade secrets, or any confidential or technical information, know-how, concepts, ideas, research and development plans, business plans, strategies or other confidential information or materials which have value or confer a competitive advantage due to being not generally known or not publicly disseminated.

“US$” or “USD” shall mean U.S. dollars, the lawful currency of the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

Section 1.02    Definitional and Interpretative Provisions.

(a)    When a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise specified.

(b)    The words “hereof,” “herein,” “hereby” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)    The headings and sub-headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(f)    The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(g)    References to a Person are also to its permitted successors and assigns.

(h)    A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(i)    The Parties have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE 2

DESCRIPTION OF THE TRANSACTION

Section 2.01    Pre-Closing and Closing; Purchase and Sale of Subject Shares.

(a)    Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser 145,500 Smartposting Shares (the “Subject Shares” and each, a “Subject Share”), and in exchange therefor, Purchaser agrees to issue to Seller such number of Purchaser Shares (the “Purchaser Consideration Shares” and each, a “Purchaser Consideration Share”) equal to the Aggregate Subject Share Value divided by US$1.2 per Purchaser Share, free and clear of all Encumbrances, provided, however, that if Seller is unable to deliver the Subject Shares by the Final Closing Date (as defined below) for whatsoever reason, Seller shall pay Purchaser US$15 million in cash in lieu of the Subject Shares;

(b)    The transactions contemplated by this Agreement shall be consummated in two phases, consisting of (i) a pre-closing (the “Pre-closing”) at which, subject to satisfaction or waiver of each of the conditions set forth in Article 6 required by this Agreement to be satisfied at Pre-closing, Purchaser shall deliver the Purchaser Consideration Shares to Seller; and (ii) a closing (the “Closing”) at which, subject to satisfaction or waiver of the each of the conditions set forth in Article 6 required by this Agreement to be satisfied at the Closing, Seller shall deliver the Subject Shares to Purchaser.

(c)    The consummation of the transactions contemplated by this Agreement at Pre-Closing and Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, 15 Queen’s Road Central, Hong Kong. The Pre-closing shall take place at a time and on a date to be specified by the Parties, which shall be no later than the third Business Day after the date on which each of the conditions set forth in Article 6 required by this Agreement to be satisfied at Pre-closing is satisfied or waived (other than those conditions that by their nature are to be satisfied at Pre-closing, but subject to the satisfaction or waiver thereof at the Pre-closing), or at such other time, date and location as the Parties agree in writing. The date on which Pre-closing actually takes place is referred to in this Agreement as the “Pre-closing Date”. The Closing shall take place at a time and on a date to be specified by the Parties, which shall be no later than the earlier to occur of (i) three (3) months after the Pre-closing Date (the “Final Closing Date”), and (ii) the third Business Day after the date on which each of the conditions set forth in Article 6 required by this Agreement to be satisfied at Closing is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time, date and location as the Parties agree in writing. The date on which Closing actually takes place is referred to in this Agreement as the “Closing Date”.

Section 2.02    Pre-Closing and Closing Deliveries and Conditions.

(a)    Seller Pre-Closing and Closing Deliveries. Seller shall deliver, or cause to be delivered, items (ii) and (v) set forth below under this Section 2.02(a) to Purchaser at the Pre-closing, and items (i), (iii) and (iv) set forth below under this Section 2.02(a) to Purchaser at the Closing:

(i)    a certified copy of the company share registry record of Smartposting evidencing, and an original share certificate representing, all of the Subject Shares registered in the name of Purchaser or, in the event that Seller is unable to deliver the Subject Shares by the Final Closing Date, US$15 million by wire transfer of immediately available funds to a bank account to be designated by Purchaser in writing;

(ii)    a certificate, executed by the secretary or a duly authorized director or officer of Seller, dated as of the Pre-closing Date, certifying (A) a copy of the resolutions of Seller’s Board authorizing the execution, delivery and performance of this Agreement; (B) the incumbency and signatures of Seller’s directors or officers executing this Agreement; (C) a copy of the Constitutional Documents of Smartposting; and (D) that the conditions set forth in Section 6.01 (with respect to itself and except for Section 6.01(a)) and Section 6.02 (except for Section 6.02(d) and Section 6.02(h), which shall be satisfied only to the extent applicable to Pre-closing)) have been duly satisfied, which shall be in full force and effect;

(iii)    a certificate, executed by the secretary or a duly authorized director or officer of Seller, dated as of the Closing Date, certifying that all the conditions set forth in Section 6.01 (with respect to itself) and Section 6.02 have been duly satisfied, which shall be in full force and effect; and

(iv)    a corporate registry from the registry office of Korea and, if applicable, each other jurisdiction in which Smartposting is qualified to do business as a foreign corporation, dated within three (3) Business Days prior to the Closing Date.

(v)    the opinion of Kim & Chang, counsel to Smartposting as to Korean Laws, regarding certain matters and in a form to the reasonable satisfaction of Purchaser.

(b)    Purchaser Pre-Closing and Closing Deliveries. Purchaser shall deliver, or cause to be delivered, items (i) and (ii) set forth below under this Section 2.02(b) to Seller at the Pre-closing, and items (iii) and (iv) set forth below under this Section 2.02(b) to Seller at the Closing:

(i)    a certified copy of the register of members representing the Purchaser Consideration Shares, which shall be denoted therein as unpaid if so required under the laws of the Cayman Islands, registered in the name of Seller, and shall be denoted as subject to transfer restrictions;

(ii)    a certificate of the secretary or a duly authorized director or officer of Purchaser, dated as of the Pre-closing Date, certifying (A) a copy of the resolutions of Purchaser’s Board authorizing the execution, delivery and performance of this Agreement, including the sale and delivery of the Purchaser Consideration Shares in accordance with this Agreement; (B) the incumbency and signatures of Purchaser’s directors or officers executing this Agreement; and (C) that the conditions set forth in Section 6.01 (with respect to itself and except for Section 6.01(a)) and Section 6.03 (except for Section 6.03(d) and Section 6.03(i), which shall be satisfied only to the extent applicable to Pre-closing) have been duly satisfied, which shall be in full force and effect.

(iii)    a certified copy of the register of members evidencing, and an original share certificate representing, the Purchaser Consideration Shares, fully paid and registered in the name of Seller, provided that the original share certificate shall bear the legend as set forth in Section 3.24(c), and the Purchaser Consideration Shares shall be denoted in the register of members as subject to transfer restrictions; and

(iv)    a certificate of the secretary or a duly authorized director or officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 6.01 (with respect to itself) and Section 6.03 have been duly satisfied, which shall be in full force and effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 9.05, except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser that each of the representations and warranties contained in this Article 3 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of each of the Pre-closing Date and the Closing Date, with the same effect as if made on and as of the Pre-closing Date and the Closing Date, as applicable (except for such representations and warranties that are made as of a specified date, which shall be true, complete and not misleading as of such date):

Section 3.01    Organization and Good Standing of Seller. Seller is a company duly incorporated and organized (as applicable) and validly existing in good standing (as applicable) under the Laws of its place of incorporation and in accordance with its Constitutional Documents, each as amended (as the case may be), and is in material compliance with all registrations and approval requirements of its place of incorporation.

Section 3.02    Organization, Good Standing and Qualification of Smartposting; Subsidiaries; Section 3.02 of the Disclosure Schedule sets forth a true, correct and complete list of Smartposting’s Subsidiaries as of the date of this Agreement. Each Smartposting Group Company is duly organized, incorporated or formed, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, incorporation or formation. Each Smartposting Group Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Smartposting Group Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.

Section 3.03    Authorization; Enforceable Agreement. Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller of this Agreement, and the offer, sale and delivery of the Subject Shares by Seller as contemplated under this Agreement have been duly authorized by all necessary action on the part of Seller, Smartposting and their respective Boards. This Agreement, when executed and delivered, assuming due authorization, execution and delivery by Purchaser, constitutes and will constitute valid and legally binding obligations of Seller, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.04    Non-contravention.

(a)    Seller has delivered to Purchaser accurate and complete copies of: (i) its Constitutional Documents, each as amended, of each Smartposting Group Company; (ii) the stock records of each Smartposting Group Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Smartposting Group Company, Smartposting’s Board and all committees thereof, and the boards of directors and committees thereof or equivalent governing bodies of each of Smartposting’s Subsidiaries. There has not been any violation of any of the provisions of its Constitutional Documents, each as amended, of any Smartposting Group Company and none of the Smartposting Group Companies has taken any action that is inconsistent in any material respect with any resolution adopted by the stockholders of the Smartposting Group Companies, Smartposting’s Board and all committees thereof, and the boards of directors and committees thereof or equivalent governing bodies of each of Smartposting’s Subsidiaries.

(b)    The execution, delivery and performance by Seller of this Agreement, the consummation of the transactions contemplated hereby, the offer, sale and delivery of the Subject Shares hereunder will not (i) conflict with or violate any provision of Seller’s Constitutional Documents, each as amended, or any Smartposting Group Company’s Constitutional Documents, each as amended, (ii) conflict with or violate any applicable Law or any Governmental Order to which Seller or any Smartposting Group Company is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which Seller or any Smartposting Group Company is a party or by which Seller or any Smartposting Group Company is bound or to which any of the assets or properties of Seller or any Smartposting Group Company are subject.

Section 3.05    Governmental Consents. No consent, approval, order, or authorization of or registration, qualification, declaration, or filing with, any Governmental Authority on the part of Seller or any Smartposting Group Company is required in connection with the offer, sale and delivery of the Subject Shares by Seller and the consummation of the transactions contemplated hereunder, other than (i) the filing of any required notifications under applicable Laws, which filings will have occurred within the appropriate time periods, and (ii) a report required to be filed by Seller with the Bank of Korea or designated foreign exchange bank on an overseas direct investment or purchase of foreign currency-denominated securities.

Section 3.06    Capitalization.

(a)    The authorized capital stock of Smartposting consists of 50,000,000 Smartposting Shares, of which 1,000,000 Smartposting Shares are outstanding. No Smartposting Group Company has any share incentive plan under which options, restricted shares, restricted share units or other share-based awards may be granted to the employees, directors, officers or consultants of any Smartposting Group Company.

(b)    All outstanding Smartposting Shares have been duly authorized and validly issued and are fully paid and non-assessable. None of the Smartposting Shares remains subject to vesting or forfeiture restrictions.

(c)    There are no outstanding (i) shares of capital stock or voting securities of Smartposting, (ii) securities of Smartposting convertible into or exchangeable for shares of capital stock or voting securities of Smartposting or (iii) options or other rights to acquire from Smartposting, or other obligation of Smartposting to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Smartposting.

(d)    All outstanding Smartposting Shares have been issued in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts.

(e)    There are no outstanding rights or obligations of Smartposting to repurchase or redeem any of its securities. All securities that were reacquired by Smartposting were reacquired in compliance with all applicable Laws and all requirements set forth in applicable Contracts.

(f)    No Subsidiary of Smartposting has or is bound by any outstanding subscriptions, options, warrants, call rights, agreements, or commitments relating to the issuance, sale, delivery, voting, transfer or redemption by any such Subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock of any such Subsidiaries. There are no outstanding contractual obligations of any Subsidiary of Smartposting to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital of each of the Subsidiaries of Smartposting are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable and are owned by Smartposting free and clear of any Encumbrances. Smartposting has not agreed and is not obligated to, directly or indirectly, make any future investment in, or capital contribution or advance to, any Person.

Section 3.07    Title to Shares. Seller is the sole record and beneficial owner, free and clear of any and all Encumbrances, of the Subject Shares. There are no options, warrants, rights, convertible securities or other agreements or commitments (written or oral) obligating Seller to transfer or sell, or cause the issuance, transfer or sale of, any such Subject Shares.

Section 3.08    Disclosure. All information and materials provided or made available to Purchaser by or on behalf of Seller with respect to itself or Smartposting in connection with the negotiation or execution of this Agreement are true and correct in all material aspects as of the date hereof and do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading in any material aspect.

Section 3.09    Financial Statements.

(a)    Seller has prepared, or caused to be prepared, and made available to Purchaser the unaudited consolidated financial statements of Smartposting (including the balance sheet, the statements of income and statements of cash flow of Smartposting) as of and for the fiscal years ended, December 31, 2015 and December 31, 2016 (collectively, the “Smartposting Financial Statements”). Smartposting Financial Statements (A) fairly present, in all material aspects, the financial condition and the results of operations of the Smartposting Group Companies of the respective dates and during the respective periods indicated in the Smartposting Financial Statements in accordance with K-GAAP, (B) were prepared in accordance with K-GAAP applied on a consistent basis throughout the periods covered thereby and (C) are true, correct and complete and have been prepared from and are consistent with the books and records of each of the Smartposting Group Companies in all material aspects. The unaudited balance sheet of Smartposting as of December 31, 2016 shall be referred to in this Agreement as the “Current Balance Sheet” and the date thereof shall be referred to in this Agreement as the “Smartposting Balance Sheet Date.”

(b)    Smartposting does not have any liabilities or obligations (accrued, absolute, contingent or otherwise) that would be required under K-GAAP to be reflected on a consolidated balance sheet of Smartposting, other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, Smartposting’s Current Balance Sheet included in the Smartposting Financial Statements for the fiscal year ended December 31, 2016, (ii) that were incurred in the ordinary course of business since December 31, 2016, or (iii) other undisclosed liabilities which would not, individually or in the aggregate, have a Smartposting Material Adverse Effect.

(c)    Smartposting maintains accurate books and records reflecting assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to conform with K-GAAP as well as to permit preparation of Smartposting’s consolidated financial statements and to maintain accountability for its assets, and (iii) access to the assets of Smartposting is permitted only in accordance with management’s authorization. To the Knowledge of Seller, Smartposting, on a consolidated basis, does not have any unremedied significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting.

Section 3.10    No Undisclosed Liabilities. No Smartposting Group Company has any Liabilities except (a) as reflected in, reserved against or disclosed in Smartposting Financial Statements, (b) as incurred in the ordinary course of business since Smartposting Balance Sheet Date (which are not and would not reasonably be expected to be materially adverse to any Smartposting Group Company), (c) for Liabilities arising from matters disclosed in Section 3.10 of the Disclosure Schedule, or (d) as incurred under this Agreement or in connection with the transactions contemplated hereby.

Section 3.11    Absence of Changes. Since the Smartposting Balance Sheet Date, except as otherwise explicitly permitted by this Agreement, there has not been:

(a)    any event or condition of any kind or character that has had or would reasonably be expected to have a Smartposting Material Adverse Effect;

(b)    any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the share capital of Smartposting, or any redemption or repurchase of any Equity Securities of Smartposting;

(c)    any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of any Smartposting Group Company;

(d)    any waiver, not in the ordinary course of business consistent with past practice, by any Smartposting Group Company of a material right or of a material debt owed to it;

(e)    any satisfaction or discharge of any Encumbrance or payment of any Liabilities by any Smartposting Group Company, except in the ordinary course of business consistent with past practice or in an amount individually or among related Liabilities below US$150,000;

(f)    any change or amendment to the Constitutional Documents, each as amended, of any Smartposting Group Company or material change to any material Contract or arrangement by which any Smartposting Group Company is bound or to which any of their respective material assets or properties is subject;

(g)    any material transaction entered into by any Smartposting Group Company other than in the ordinary course of business consistent with past practice;

(h)    the loss of the services of any key employee, or material change in the composition or duties of the executive officers of any Smartposting Group Company;

(i)    any issuance of (i) capital stock of any Smartposting Group Company, (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Smartposting to issue, deliver or sell any capital stock of any Smartposting Group Company or (iii) any notes, bonds or other debt security;

(j)    any sale, assignment, transfer, lease or other disposition, or agreement to sell, assign, transfer, lease or otherwise dispose of, any of the fixed assets of any Smartposting Group Company having a value, in any individual case, in excess of US$150,000 or any sale, transfer, assignment, abandonment, exclusive license or other transfer of any Smartposting Owned IP;

(k)    any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by any Smartposting Group Company of any corporation, partnership or other business organization, or any division thereof;

(l)    any material change in any method of financial accounting or financial accounting practice used by any Smartposting Group Company, other than such changes as are required by K-GAAP;

(m)    (i) any material Tax election (including any change in material Tax election), (ii) any adoption or change (or request to adopt or change) of any material method of Tax accounting, (iii) any entering into or amendment of (or request to enter into or amend) any agreement, settlement or compromise with respect to any material Tax liability, (iv) any filing or amendment of any income or other material Tax Return, (v) any surrender of any right to claim a refund, offset or other reduction of a material amount of Taxes, (vi) any consent to any extension or waiver of the statute of limitations for the assessment or collection of any Tax, or (vii) except in the ordinary course of business consistent with past practice, the acceleration or movement of any Tax deduction, attribute or benefit to the Pre-Closing Tax Period or the deferral of any Tax detriment or taxable income to the Post-Closing Tax Period;

(n)    other than as required by applicable Law or the terms of any Smartposting Benefit Plan, (i) entry into or material amendment of any Smartposting Benefit Plan, (ii) a material increase, individually or in the aggregate, in the compensation or benefits (including annual base salary or annual bonus opportunity) of any employee, director or officer of any Smartposting Group Company, (iii) hiring any new employee or other service provider with an annual base salary in excess of US$100,000, (iv) the grant or provision of any severance or termination payments or benefits to any director, officer, employee or consultant of any Smartposting Group Company, (v) actions to accelerate the vesting or payment, or fund or in any other way secure the payment, compensation or benefits under any Smartposting Benefit Plan or (vi) entry into or amendment of any collective bargaining agreements;

(o)    any incurrence, creation or assumption of (i) any Encumbrance on any assets or properties (other than Permitted Encumbrances) of any Smartposting Group Company, (ii) any Liability of any Smartposting Group Company for borrowed money, or (iii) any Liability of any Smartposting Group Company as a guarantor or surety with respect to the obligations of others, except for any Encumbrance or Liability that is not exceeding US$150,000;

(p)    any deferral of the payment of any accounts payable other than in the ordinary course of business, or any discount, accommodation or other concession made other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable;

(q)    any Action or, to the Knowledge of Seller, investigation or audit, initiated against, or settled by, any Smartposting Group Company;

(r)    any capital expenditures or commitments for capital expenditures in excess of US$200,000 in the aggregate;

(s)    any other event or condition of any character that has had or could reasonably be expected to have, individually or in the aggregate, a Smartposting Material Adverse Effect; or

(t)    any agreement, other than this Agreement, to take any actions specified in this Section 3.11.

Section 3.12    Smartposting Group Company Contracts.

(a)    Except as disclosed in Section 3.12(a) of the Disclosure Schedule, no Smartposting Group Company is a party to or subject to any material Contract, arrangement or obligation which (i) contains covenants limiting, in any material respect, the freedom of any Smartposting Group Company to (A) compete with any Person in any line of business or in any area or territory or (B) freely set prices for its products, services or technologies (including most favored customer pricing provisions); (ii) is in connection with a material partnership or joint venture (but excluding content partner agreements entered into in the ordinary course of business); (iii) is a Contract with any Affiliates, officer or director of any Smartposting Group Company (other than employment arrangements, including stock option agreements, entered into in the ordinary course of business); (iv) (A) includes any grant of an Intellectual Property License, by any Smartposting Group Company to any other Person, that is material to the conduct of the Business; (B) obligates any Smartposting Group Company to grant an Intellectual Property License on preferential, or reasonable and non-discriminatory or any other terms to any other Person in connection with any Smartposting Group Company’s participation in the development, adoption or use of a standard or otherwise; or (C) includes any grant to any Smartposting Group Company of an Intellectual Property License that is material to the conduct of the Business by any other Person (other than, with respect to this clause (C) only, (1) Non-Negotiated Vendor Contracts, (2) licenses for Open Source Software and (3) Contracts that follow Smartposting’s standard form of Invention Assignment Agreement (as defined below), if applicable) or (v) is otherwise considered material to the Smartposting Group Companies, taken as a whole.

(b)    (i) Each Smartposting Group Company Contract is in full force and effect and represents a binding obligation on each Smartposting Group Company that is a party thereto, (ii) neither any Smartposting Group Company nor, to the Knowledge of Seller, any other party thereto, is in material breach or violation of, or material default under, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any of the Smartposting Group Company Contracts, nor has any Smartposting Group Company received any written notice that it has materially breached, violated or defaulted under any of the Smartposting Group Company Contracts, and (iii) as of the date of this Agreement, no Smartposting Group Company has received any outstanding written notice of cancellation or termination in connection with any Smartposting Group Company Contract and neither any Smartposting Group Company nor, to the Knowledge of Seller, any other party currently contemplates any termination, material amendment or change to any Smartposting Group Company Contract.

(c)    “Smartposting Group Company Contract(s)” shall refer to each and all material Contract(s), arrangement(s) or obligation(s) (i) that is disclosed in Section 3.12(a) of the Disclosure Schedule, (ii) Indebtedness, guarantees, loans, credit or financing agreements or instruments, other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing, any currency exchange, commodities or other hedging arrangement or a leasing transaction of a type required to be capitalized in accordance with K-GAAP; (iii) affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Real Property involving individual annual payments in excess of US$150,000 and which are not terminable by the Smartposting Group Company which is a party thereto; (iv) requiring expenditures by any Smartposting Group Company after the date of this Agreement in an amount in excess of US$150,000 and which are not terminable by the Smartposting Group Company which is a party thereto without cause on 30 days’ prior written notice (or less), other than in connection with the Smartposting Group Company’s ordinary course of business; (v) that (A) provide for the creation or development (including joint development) by any Smartposting Group Company for any other Person, or for any Smartposting Group Company by any other Person, of any Technology or Intellectual Property Rights that is or would be material to the conduct of the Business; or (B) provide for the assignment or other transfer to any Smartposting Group Company from any other Person, or by any Smartposting Group Company to any other Person, of any ownership interest in any Technology or Intellectual Property Rights that is or are material to the conduct of the Business, excluding, in each case, Contracts that follow Smartposting’s standard form of Invention Assignment Agreement (as defined below; in the form made available to Purchaser); or (vi) pursuant to which any Smartposting Group Company has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise.

Section 3.13    Compliance with Laws; Orders and Permits. Section 3.13 of the Disclosure Schedule sets forth all Permits that are necessary for each Smartposting Group Company to own or lease its properties and assets and conduct its business as currently conducted and as proposed to be conducted (the “Required Permits”). Each Smartposting Group Company has been and is in compliance in all material respects with all Laws and Governmental Orders to which such Smartposting Group Company is subject or by which such Smartposting Group Company’s assets or properties are bound. Each Smartposting Group Company owns, holds, possesses or lawfully uses in the operation of its business all the Required Permits, and all the Required Permits are in full force and effect and no cancellation or suspension of any Required Permit is pending or, to the Knowledge of Seller, threatened, except to the extent the failure to own, hold, possess or use the Required Permits would not, individually or in the aggregate, have a Smartposting Material Adverse Effect.

Section 3.14    Litigation.

(a)    There is no pending Proceeding, and to the Knowledge of Seller, no Person has threatened to commence any Proceeding: (i) that involves any Smartposting Group Company or any of the assets owned or used by any Smartposting Group Company or any Person whose liability any Smartposting Group Company has or may have retained or assumed, either contractually or by operation of Law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding.

(b)    There is no order, writ, injunction, directive, restriction, judgment or decree to which any Smartposting Group Company, or any of the assets owned or used by any Smartposting Group Company, is subject or which restricts in any respect the ability of any Smartposting Group Company to conduct its business. To the Knowledge of Seller, no director, officer or other employee of any Smartposting Group Company is subject to any order, writ, injunction, judgment or decree that prohibits such director, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business. No Smartposting Group Company nor any assets or properties or any Smartposting Group Company are subject to any settlement agreements or similar written agreements with any Governmental Authority relating to any Smartposting Group Company or any assets or properties or any Smartposting Group Company.

Section 3.15    Properties.

(a)    Section 3.15(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each item of real property to which each Smartposting Group Company holds ownership title. Smartposting or one of its Subsidiaries, as the case may be, holds record, good, valid, legal and marketable title to the Smartposting Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and the land use rights relating to the Smartposting Owned Real Property have been obtained from a competent Governmental Authority and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full. Each Smartposting Group Company has duly complied in all material respects with all the terms and conditions of, and all of its obligations under, the relevant land use rights contract or certificate or real property purchase contract in relation to any Smartposting Owned Real Property owned by it. The Smartposting Owned Real Property is and remains in conformity in all material respects with all applicable building codes and standards, construction and building, fire prevention, safety, planning or zoning Law.

(b)    Section 3.15(b) of the Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each Smartposting Leased Real Property, including the street address, the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease relating thereto, all amendments thereof, the rent payable, security deposit, maintenance and other similar charges, and any advance rent paid thereunder. Each of the Smartposting Group Companies has valid leasehold interests in all of their respective Smartposting Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and each lease agreement of such Smartposting Leased Real Property (collectively, the “Smartposting Lease Agreements”) is valid, binding and enforceable. None of the Smartposting Group Companies is delinquent in respect of any rent, rates and other charges for which the tenant is responsible under the Lease Agreements and there exists no default or event of default (or event which with or without notice or lapse of time or both would become a default) on the part of any Smartposting Group Company, as applicable. Each of the Smartposting Group Companies has observed and performed all restrictions and covenants on the part of the tenant and the conditions contained in the Lease Agreements in all material respects. Each of the Smartposting Group Companies enjoys peaceful and undisturbed possession of the Smartposting Leased Real Property under all such Lease Agreements. There are no written or oral subleases, licenses or agreements granting to any other Person the right of use or occupancy of any Smartposting Leased Real Property.

(c)    Section 3.15(c) of the Disclosure Schedule sets forth a true, correct and complete list of each item of personal assets and properties owned by each Smartposting Group Company with an original purchase price of US$100,000 or greater. Each Smartposting Group Company has valid and subsisting ownership or leasehold interests in all of the material tangible personal assets and properties used or leased for use by such Smartposting Group Company in connection with the conduct of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances.

(d)    All Smartposting Owned Real Property, Smartposting Leased Real Property, machinery, vehicles, equipment and personal assets and properties used in the Business are in good condition, normal wear and tear excepted.

Section 3.16    Intellectual Property.

(a)    Section 3.16(a)(i) of the Disclosure Schedule sets forth as of the date of this Agreement, a true, correct and complete list of all Smartposting Registered IP. Section 3.16(a)(ii) of the Disclosure Schedule sets forth all Marks currently used or proposed to be used by the Smartposting Group Companies and material to the Business but for which no registration has been sought. Each Smartposting Group Company owns or otherwise has sufficient rights (including but not limited to the applicable rights of development, maintenance, licensing and/or transfer) to all material Intellectual Property necessary and sufficient to conduct its business substantially as currently conducted by such Smartposting Group Company (“Smartposting IP”). All Smartposting Registered IP is owned by and registered or applied for solely in the name of a Smartposting Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied in all material aspects. No Smartposting Group Company, or any of its employees, officers or directors, has taken any actions or failed to take any actions that would cause any Smartposting Owned IP to be invalid, unenforceable or not subsisting. Other than created in the ordinary course of business consistent with past practice, the Smartposting Owned IP is free and clear of any Encumbrance (other than Permitted Encumbrances), license or other Contract granting rights therein to any other Person. No Smartposting Owned IP is subject to any Proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Smartposting Group Company’s products or services, by any Smartposting Group Company or (b) may affect the validity, use or enforceability of such Smartposting Owned IP. Other than in the ordinary course of business consistent with past practice, no Smartposting Group Company has (a) transferred or assigned any Smartposting IP to any Person; (b) authorized any Person the joint ownership with respect to any Smartposting IP; or (c) permitted the rights of any Smartposting Group Company in any Smartposting IP to lapse or enter the public domain.

(b)    The Smartposting Group Companies have made all filings and payments and taken all other actions reasonably required to be made or taken to maintain each item of Smartposting Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all applicable Laws. There are no renewals, annuities, payments, fees, responses to office actions or other filings that (x) are required to be made for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Smartposting Registered IP and (y) have a due date within one hundred and twenty (120) days after the date of this Agreement. No issuance or registration obtained and no application filed by the Smartposting Group Companies for any Smartposting Registered IP has been cancelled, abandoned, allowed to lapse or not renewed, nor has any Smartposting Group Company conducted the Business in a manner that would reasonably be expected to result in any such cancellation, abandonment, lapse or non-renewal, except where the Smartposting Group Companies have, in their reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(c)    Since January 1, 2014, no Smartposting Group Company has received any written notice from any third party (i) regarding any actual, alleged, or suspected infringement, misappropriation, misuse, dilution, violation, or unauthorized disclosure or other unauthorized use of any Intellectual Property Rights or Technology or any unfair competition or trade practices, (ii) inviting any Smartposting Group Company to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Smartposting Products or the conduct of the Business or (iii) challenging the ownership, use, validity or enforceability of any Smartposting IP or Smartposting Technology.

(d)    To the Knowledge of Seller, no Person has been or is infringing, misappropriating, misusing, diluting, disclosing without authorization, or otherwise violating any Smartposting IP. Since January 1, 2014, no Smartposting Group Company has made any written claim against any Person alleging any infringement, misappropriation, misuse, dilution, unauthorized disclosure or violation of any Smartposting Owned IP or any Smartposting Products. No Smartposting Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property Rights of any other Person, nor has any Smartposting Group Company received any written notice alleging any of the foregoing. To the Knowledge of Seller, no Person has violated, infringed or misappropriated any Smartposting IP of any Smartposting Group Company in any material aspect, and no Smartposting Group Company has given any written notice to any other Person alleging any of the foregoing.

(e)    Each Smartposting Group Company (i) has taken reasonable and appropriate measures that are, as a whole, not less protective and comprehensive than the measures that would be taken by reasonably prudent business persons operating in the industry of the Smartposting Group Companies, to protect the confidentiality of all Trade Secrets of each Smartposting Group Company and all Trade Secrets of any third Person with respect to which any Smartposting Group Company has a confidentiality obligation and (ii) has not disclosed any such Trade Secrets to any Person other than (x) an officer, director, employee or consultant of the Smartposting Group Companies and (y) pursuant to a written nondisclosure agreement with such Person.

(f)    Each Person who is or was an employee or independent contractor of any Smartposting Group Company and who has been, with respect to employees, involved in the creation or development of or, with respect to independent contractors, engaged to create or develop, any Intellectual Property Rights owned, used, held for use, or practiced by any Smartposting Group Company or Technology owned, used, held for use, or practiced by any Smartposting Group Company has signed an agreement that effectively and validly assigns to such Smartposting Group Company all of such Person’s rights (including a waiver of any moral rights) in such Intellectual Property Rights and Technology created or developed by such employee or independent contractor in the scope of his or her employment or engagement with such Smartposting Group Company (an “Invention Assignment Agreement”).

(g)    The Smartposting Group Companies’ privacy statement addressing the collection, retention, use and distribution of Personal Information and other information of individuals visiting the websites and applications (including mobile and tablet applications) owned or operated by the Smartposting Group Companies (the “Privacy Notice”) is and has at all times been posted and accessible to such individuals. The Smartposting Group Companies have completely and accurately described in the Privacy Notice the Smartposting Group Companies’ use of cookies, web beacons and other online tracking technologies. Smartposting Group Companies in the operation of the Business (i) complies, and at all times has complied, with the Privacy Notice applicable to any given set of Personal Information or other information that is collected by or on behalf of the Smartposting Group Companies; (ii) complies, and at all times has complied, with all of each Smartposting Group Company’s contractual commitments to its customers, visitors or other end users of its websites and applications (including mobile and tablet applications) regarding the collection, retention, use, disclosure, disposal and security of Personal Information and other information of such customers, website visitors or other end users; (iii) complies, and at all times has complied, in all material respects with all applicable Laws and regulatory and self-regulatory guidelines, published interpretations by Governmental Authorities regarding the collection, retention, use, disclosure, disposal and security of Personal Information; (iv) complies and at all times has complied in all material respects with the Payment Card Industry Data Security Standard, to the extent any Smartposting Group Company collects or has collected payment card data; and (v) contractually obligates the third parties that process payments on behalf of any Smartposting Group Company to comply in all material respects with the Payment Card Industry Data Security Standard with respect to any payment card data collected by or on behalf of any Smartposting Group Company. Since January 1, 2014, no Smartposting Group Company has received any written claims, notices or complaints regarding any Smartposting Group Company’s information practices or the disclosure, retention, misuse or security of any Personal Information, or alleging a violation of any person’s privacy, personal or confidentiality rights under the Privacy Notice or otherwise by any person, any foreign bodies, or any other Governmental Authority. To the Knowledge of Seller, there has been no unauthorized access to Personal Information maintained by or on behalf of any Smartposting Group Company.

(h)    No use of Open Source Software, whether included, incorporated or embedded in, linked to, combined with or otherwise used by any Smartposting Group Company or in the provision of any Smartposting Technology or Smartposting Product, (i) has had the effect of requiring any Software owned or purported to be owned by any Smartposting Group Company or any portions thereof, modifications thereto or derivative works thereof, to be (A) disclosed or distributed in source code form to any third party (including making the source code publicly available), (B) licensed to third parties under terms that permit preparing derivative works, reverse engineering or redistributing such Software, (C) licensed or otherwise distributed to third parties at no charge (or at a nominal charge), (ii) has had the effect of requiring any Smartposting Group Company to grant any Intellectual Property License with respect to Patent Rights, in each case in the operation of the Business as currently conducted, or (iii) otherwise has had or would reasonably be expected to have an adverse effect on any Smartposting Group Company. Each Smartposting Group Company is in compliance with all terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software that (A) is or has been distributed (or is or has been required to be distributed) in connection with the provision of any Smartposting Product or (B) was or is incorporated in whole or in part into or otherwise forms any part of any Smartposting Technology or Smartposting Product.

(i)    All Software, information technology equipment, websites, content, e-commerce platforms, and software as a service used in the operation of the Business, including in the provision of any Computer Product, constitute the “IT Assets”. The IT Assets are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Smartposting Group Companies in all material respects. The IT Assets are free from material defects, substantially conform to applicable specifications and samples and associated documentation, and have not materially malfunctioned or failed in a manner that has had a material adverse impact on any Smartposting Group Company during the six (6) months prior to the date of this Agreement and, to the Knowledge of Seller, there has been no unauthorized access to or use of any IT Assets (or any Software, information or data stored on any IT Assets). Each Smartposting Group Company has taken organizational, physical, administrative and technical measures (including firewall protections and regular virus scans) consistent with customary practices in the industry of the Smartposting Group Companies and its obligations to third Persons, to secure the IT Assets and protect them from unauthorized access, use or modification. Each Smartposting Group Company has implemented reasonable business continuity, and backup and disaster recovery technology, plans, procedures and facilities consistent with industry practices with respect to the IT Assets.

(j)    All use of the social media accounts by each Smartposting Group Company complies with and has complied in all material respects with all (i) terms and conditions and other Contracts applicable to such social media accounts to which each such Smartposting Group Company is a party or is otherwise bound, (ii) applicable Laws and (iii) each Smartposting Group Company’s internal policies regarding use of social media accounts.

Section 3.17    Insurance Coverage. Section 3.17 of the Disclosure Schedule contains an accurate and complete list of all material policies of property, fire, liability, worker’s compensation, errors and omissions and other forms of insurance (other than title insurance) owned or held by any Smartposting Group Company. Smartposting has heretofore delivered copies of such insurance policies and all amendments and riders thereto to Purchaser. All such policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid, and no notice of material premium increase, cancellation or termination has been received with respect to any such policy. Each Smartposting Group Company has complied in all material respects with the provisions of such policies applicable to it. There are no pending material claims under any such policies, including any claim for loss or damage to the properties, assets or Business. Such policies are sufficient for compliance with all requirements of Law and of all Contracts to which any Smartposting Group Company is a party.

Section 3.18    Licenses and Permits. The Smartposting Group Companies have, and at all times have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to service its accounts in accordance with applicable Laws and otherwise to conduct the Business in all material respects. No Smartposting Group Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Each such Permit has been validly issued or obtained and is, and after the consummation of the transactions contemplated by this Agreement will be, in full force and effect.

Section 3.19    Indebtedness. Section 3.19 of the Disclosure Schedule sets forth a true, correct and complete list of the material Indebtedness of each Smartposting Group Company, and the material terms thereof, as of the date of this Agreement. None of the Smartposting Group Companies is, immediately prior to this Agreement, or will be, at the time of each of the Pre-closing and the Closing after giving effect to the Pre-closing and the Closing, as applicable, in default in the payment of any material Indebtedness (except where waiver or consent thereof has been obtained).

Section 3.20    Tax Matters.

(a)    Each Smartposting Group Company (A) has timely filed all material Tax Returns required to be filed by it; (B) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown on any Tax Returns) and; (C) has established an adequate accrual or reserve for the payment of all material Taxes payable in respect of the periods or portions thereof that are not yet due and payable.

(b)    No deficiencies for any Tax have been claimed, proposed, assessed or, to the Knowledge of Seller, threatened against any Smartposting Group Company in writing.

(c)    None of the Smartposting Group Companies has received from any Governmental Authority (including any sales or use tax authority) any (A) written notice indicating an intent to open a tax audit, (B) written request for information related to material Tax matters, or (C) written notice of deficiency of any amount of Tax proposed, asserted, or assessed by any governmental authority against any Smartposting Group Company. No Tax Return of any Smartposting Group Company is under audit by any Governmental Authority. No claim has ever been made by a Governmental Authority in a jurisdiction where any Smartposting Group Company does not file Tax Returns or pay any Taxes that any Smartposting Group Company is or may be required to file any such Tax Returns or pay any Taxes in that jurisdiction that has not been resolved.

(d)    No Tax liens are currently in effect against any of the assets of any Smartposting Group Company other than liens for Taxes not yet due and payable. There is not in effect any waiver by any Smartposting Group Company of any statute of limitations with respect to any Taxes nor has any Smartposting Group Company agreed to any extension of time for filing any material Tax Return that has not been filed.

(e)    Each of the Smartposting Group Companies has complied with all applicable Law relating to the withholding of Taxes in all material aspects.

(f)    None of the Smartposting Group Companies has any Liability for another person (other than a Smartposting Group Company) as a result of being a member of a consolidated, combined, unitary or aggregate group of companies.

(g)    Any material preferential Tax treatment enjoyed by any Smartposting Group Company has been in compliance with all applicable Laws and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effects of changes in the applicable Laws.

(h)    Each Smartposting Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or stockholder of such Smartposting Group Company or other Person.

Section 3.21    Employees and Employee Benefit Matters.

(a)    The services provided by each employee and independent contractor of each Smartposting Group Company are terminable at the will of the applicable Smartposting Group Company. No executive or key employee of any Smartposting Group Company and no group of employees or independent contractors of any Smartposting Group Company has informed any Smartposting Group Company (whether orally or in writing) of any plan to terminate employment with or services for any Smartposting Group Company, and, to Seller’s Knowledge, no such Person has any plans to terminate employment with or services for any Smartposting Group Company.

(b)    Smartposting has furnished or made available to Purchaser accurate and complete copies of (i) all documents constituting each Smartposting Benefit Plan (and written descriptions of all material terms of any plan that is not in writing), including all amendments thereto and all related trust documents and other funding arrangements, (ii) the most recent annual report (and all schedules and financial statements attached thereto), if any, required under applicable Laws in connection with each Smartposting Benefit Plan, (iii) if Smartposting Benefit Plan is funded, the most recent annual and periodic accounting of Smartposting Benefit Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under any applicable Laws with respect to each Smartposting Benefit Plan, (v) all material written Contracts relating to each Smartposting Benefit Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) the most recent determination or opinion letter from the relevant tax authorities relating to each Smartposting Benefit Plan, if any, and (vii) all material correspondence within the past three years to or from any Governmental Authority relating to any Smartposting Benefit Plan.

(c)    Each Smartposting Benefit Plan has been established, maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws, and contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made under the terms of any Smartposting Benefit Plan as of the date of this Agreement have been timely made. There have been no prohibited transactions or breaches of any of the duties imposed on any Smartposting Group Company with respect to Smartposting Benefit Plans that could result in any material liability or excise tax under applicable Laws being imposed on the Smartposting Group Companies. Each Smartposting Benefit Plan intended to be qualified under any applicable Laws has been determined by the relevant tax authorities to be so qualified, and each trust created thereunder has been determined by relevant tax authorities to be exempt from tax under applicable Laws and, to the Knowledge of Seller, no event or omission has occurred which could reasonably be expected to cause any such Smartposting Benefit Plan to lose its qualification under the applicable Law. None of the Smartposting Group Companies have ever maintained or contributed to any Smartposting Benefits Plan providing or promising any health or other non-pension benefits to employees after their employment terminates.

(d)    No liability under applicable Laws has been incurred by any Smartposting Group Company that has not been satisfied in full, and, to Seller’s Knowledge, no condition exists that could give rise to any such liability thereunder. Each Smartposting Group Company is, and during all applicable years (not to exceed three years preceding the Pre-closing and the Closing, as applicable) have been, in material compliance with the applicable tax Laws. No event has occurred which reasonably could be expected to result in a material violation of, or penalty or liability under, applicable Laws.

(e)    There is no pending or, to Seller’s Knowledge, threatened, assessment, complaint, Proceeding, arbitration, litigation, or investigation of any kind in any court or government agency with respect to any Smartposting Benefit Plan (other than routine claims for benefits).

(f)    No Smartposting Benefit Plan is subject to the applicable Laws of any jurisdiction outside of Korea or provides compensation or benefits to any employee or former employee of any Smartposting Group Company (or any dependent thereof) who resides outside of Korea.

(g)    No Smartposting Group Company is engaged in any unfair labor practice and there are no complaints against any Smartposting Group Company pending before any similar national, state or local labor agency by or on behalf of any employee of the Smartposting Group Companies. There are no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, grievances or other labor disputes pending or, to Seller’s Knowledge, threatened with respect to the employees of any Smartposting Group Companies, and, for the past five years from the date of this Agreement, no Smartposting Group Company has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor to cause any Smartposting Group Company to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units. Each of the Smartposting Group Companies have, for the past five years from the date of this Agreement, complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, employment and reemployment rights of members of the uniformed services, immigration, wages, hours, benefits, employee leaves, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings and layoffs.

Section 3.22    Anti-Corruption Compliance. None of the Smartposting Group Companies, their respective directors, officers, and, to the Knowledge of Seller, agents, employees or other Persons that act for or on behalf of any Smartposting Group Company, authorized or made, either directly or indirectly through any third party, any gift, offer, promise, or payment of anything of value: (a) to any Governmental Official (as defined below) with the intent or purpose of (i) influencing any act or decision of such Governmental Official in his or her official capacity, (ii) inducing such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, (iii) securing any improper advantage for any Smartposting Group Company, or (iv) inducing such Governmental Official to use his or her influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist any Smartposting Group Company or in obtaining or retaining business for or with, or directing business to, any person, except to the extent that such conduct was expressly permitted by applicable Law; or (b) to any Person in violation of any Law against commercial or official bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). As used in this Agreement, “Governmental Official” means (a) any employee or official of any government, including any employee or official of any entity owned or controlled by a government, (b) any employee or official of a political party, (c) any candidate for political office or his or her employee, or (d) any employee or official of an international organization. Each Smartposting Group Company has implemented policies and procedures to prevent and detect violations of the FCPA and any other Law against commercial or official bribery or corruption.

Section 3.23    Related Party Transactions. In the past two financial years preceding the date of this Agreement, none of the Affiliates, officers or directors of any Smartposting Group Company is presently a party to any transaction with any Smartposting Group Company (other than as holders of share options and for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Affiliate, officer or director of any Smartposting Group Company. None of the Affiliates, officers or directors of any Smartposting Group Company directly or indirectly competes with, or has any interest in any Person that, directly or indirectly, competes with, any Smartposting Group Company.

Section 3.24    Status of Seller as Purchaser of the Purchaser Consideration Shares.

(a)    Seller is (i) not a “U.S. person” and is located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act; (ii) aware that the issuance and sale of the Purchaser Consideration Shares is being made in reliance on Rule 903 promulgated under the Securities Act, and (iii) acquiring the Purchaser Consideration Shares for its own account and not with a view to, or the intention of, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.

(b)    Seller understands and agrees that the Purchaser Consideration Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Purchaser Consideration Shares will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 904 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to Purchaser or one of its Subsidiaries, in each of cases (i) through (v) in accordance with any applicable state and federal securities Laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.

(c)    In addition to any other legend that may be required, each certificate for the Purchaser Consideration Shares to be issued to Seller pursuant to and subject to the terms and conditions of this Agreement shall bear a legend in substantially the following form (it being agreed that if the Purchaser Consideration Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OR ANY OTHER ALIENATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDERS OF SUCH SHARES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHARE PURCHASE AGREEMENT DATED June 15, 2017, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE REGISTERED HOLDER OF THIS CERTIFICATE TO THE COMPANY.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; OR (II) UNLESS THE SECURITIES HAVE BEEN SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT.”

(d)    Seller understands that Purchaser will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as otherwise disclosed in any SEC Filings (excluding any disclosures set forth in the SEC Filings under the headings “Risk Factors” and “Forward-Looking Statements” and any other disclosures in any other forward-looking or cautionary statements), Purchaser hereby represents and warrants to Seller that each of the representations and warranties contained in this Article 4 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the Pre-closing Date, with the same effect as if made on and as of the Pre-closing Date (except for such representations and warranties that are made as of a specified date, which shall be true, complete and not misleading as of such date):

Section 4.01    Organization, Good Standing and Qualification. Each Purchaser Group Company is duly organized, incorporated or formed, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, incorporation or formation. Each Purchaser Group Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Purchaser Group Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.

Section 4.02    Authorization; Enforceable Agreement. Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement, and the authorization, issuance (or reservation for issuance) and delivery of the Purchase Consideration Shares have been duly authorized by all necessary action on the part of Purchaser and its Board. This Agreement, when executed and delivered, assuming due authorization, execution and delivery by Seller, constitutes and will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03    Non-contravention. The execution, delivery and performance by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, the issuance and delivery of the Purchaser Consideration Shares hereunder will not (i) conflict with or violate any provision of any Purchaser Group Company’s Constitutional Documents, each as amended, (ii) conflict with or violate any applicable Law or any Governmental Order to which any Purchaser Group Company is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which any Purchaser Group Company is a party or by which it is bound or to which any of its assets or properties are subject.

Section 4.04    Capitalization. As of the date hereof, Purchaser has (i) 82,283,929 Purchaser Shares issued and outstanding, which include (A) 25,331,093 Purchaser Shares issued to the Depositary to facilitate future issuance of ADSs upon exercise of options under Purchaser’s Incentive Plan and (B) 1,708,800 Purchaser Shares held by Purchaser in treasury. As of the date hereof, Purchaser has (w) 11,695,513 Purchaser Shares issuable pursuant to the outstanding Convertible Notes (assuming full conversion, without giving effect to any restriction contained in the Convertible Notes), (x) 4,778,846 Purchaser Shares issuable pursuant to the outstanding Warrants (assuming full conversion, without giving effect to any restriction contained in the Warrants), (y) 1,000,000 Purchaser Shares issuable pursuant to outstanding options under Purchaser’s Incentive Plan, and no other Purchaser Shares issuable pursuant to any outstanding Equity Securities exercisable or exchangeable for, or convertible into, any capital shares of Purchaser other than those set forth in the foregoing (w), (x) and (y). As of the date hereof, Purchaser has 14,649,543 Purchaser Shares available for issuance under Purchaser’s Incentive Plan. All of the issued and outstanding Purchaser Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights of any Persons and similar rights and were issued in compliance with all applicable securities Laws. Other than Purchaser’s Incentive Plan, the Convertible Notes and the Warrants and two consulting agreements pursuant to which the Company shall pay certain finder’s compensation, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Equity Securities of Purchaser, or Contracts by which Purchaser or any Subsidiary is or may become bound to issue additional Equity Securities of Purchaser, or securities or rights convertible or exchangeable into Equity Securities of Purchaser. None of Purchaser or its Subsidiaries is subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its outstanding Equity Securities. Except as provided in this Agreement, no Person has the right to require Purchaser to register any Equity Securities of Purchaser with the SEC or any other Governmental Authority, whether on a demand or piggy-back basis or in connection with the registration of securities of Purchaser for its own account or for the account of any other Person.

Section 4.05    Governmental Consents. No consent, approval, order, or authorization of or registration, qualification, declaration, or filing with, any Governmental Authority on the part of any Purchaser Group Company is required in connection with the issuance and delivery of the Purchaser Consideration Shares and the consummation by Purchaser of the transactions contemplated hereunder, other than: (i) a foreign investment report required to be filed by Purchaser under the Laws of Korea; (ii) the filing of any required notifications under applicable securities Laws, which filings will have occurred within the appropriate time periods; (iii) any application or notification to NASDAQ that is required in connection with the issuance and sale of the Purchaser Consideration Shares; (iv) any filings required by the Financial Industry Regulatory Authority; and (v) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 4.06    Valid Issuance. The Purchaser Consideration Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, and will be free and clear of any Encumbrances and restrictions on transfer other than any restrictions or conditions on transfer under this Agreement, Purchaser’s Constitutional Documents, each as amended, and under applicable Laws.

Section 4.07    Subsidiaries.

(a)    All of the issued and outstanding shares of capital stock of each of Purchaser’s Subsidiaries that is registered or incorporated outside of the PRC are owned directly or indirectly by Purchaser, free and clear of all liens, and are duly authorized and validly issued, fully paid and non-assessable and there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, voting, transfer or redemption by any such Subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock of any such Subsidiaries (other than any such subscription, option, warrant, call right, agreement or commitment in favor of Purchaser or its Subsidiaries).

(b)    For each of Purchaser’s Subsidiaries that is registered or incorporated in the PRC (the “Onshore Companies”), each holder of record of its registered capital have contributed in full its subscribed share of the entity’s registered capital pursuant to its Constitutional Documents, each as amended, and, as applicable, relevant joint venture contracts, and all such contributions have been verified and certified by a Chinese registered public accountant according to applicable Law, approved by and registered with all relevant Governmental Authorities and fully paid, and verification certificates have been issued to each such holder of record or previous investor accordingly. All previous transfers or assignments of registered capital have been approved by and registered with the relevant Governmental Authorities and all necessary corporate actions. Each Onshore Company successfully passed all of the applicable annual audits required by applicable Law. Without limiting the generality of the foregoing, all approvals, registrations and filings required under PRC Law for the due and proper establishment and operation of each Onshore Company and for the conduct of the business of each such Onshore Company have been duly obtained by the Onshore Companies from the relevant PRC Governmental Authorities and are in full force and effect, except to the extent the failure to obtain or complete any such approval, registration or filing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. All required approvals of, and filings and registrations with, the relevant Onshore Companies required in respect of each Onshore Company and other Subsidiaries (to the extent applicable) and their respective operations have been duly obtained or completed by Purchaser or the applicable Subsidiary of the Purchaser in accordance with the relevant PRC Laws, except to the extent the failure to obtain or complete any such approvals, filings or registration would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 4.08    Disclosure. All information and materials provided or made available to Purchaser by or on behalf of Purchaser in connection with the negotiation or execution of this Agreement are true and correct in all material aspects as of the date hereof and do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading in any material aspect.

Section 4.09    Financial Statements.

(a)    The financial statements of the Purchaser Group Companies on a consolidated basis for each of the periods included or incorporated by reference in the SEC Filings, including Purchaser’s audited financial statements prepared in respect of the fiscal year ended December 31, 2016 filed with the SEC on Form 20-F on April 7, 2017 (the “Financial Statements”), (A) fairly present, in all material aspects, the financial condition and the results of operations of the Purchaser Group Companies as of the dates and for the periods indicated in such SEC Filings in accordance with U.S. GAAP, (B) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and (C) have been prepared from and are consistent with the books and records of each of the Purchaser Group Companies in all material aspects.

(b)    The Purchaser does not have any Liabilities or obligations (accrued, absolute, contingent or otherwise) that would be required under U.S. GAAP to be reflected on a consolidated balance sheet of Purchaser, other than Liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, Purchaser’s audited consolidated balance sheet included in the Financial Statements for the fiscal year ended December 31, 2016, (ii) that were incurred in the ordinary course of business since December 31, 2016, or (iii) other undisclosed Liabilities which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 4.10    SEC Filings.

(a)    Purchaser has filed, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (all of the foregoing filed during the thirty-six (36) months prior to the date hereof collectively, the “SEC Filings”). The Purchaser Group Companies are principally engaged in the business described in its most recent annual report, and such report contains a complete and accurate description of the business of the Purchaser Group Companies, taken as a whole and in all material aspects. At the time of the filing thereof, each of the SEC Filings complied as to form with the applicable requirements of the Securities Act and the Exchange Act in all material aspects and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Purchaser is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Filings.

(b)    Purchaser has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for Purchaser and its Subsidiaries. Purchaser (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(f) of the Exchange Act) (A) designed to ensure that information required to be disclosed by Purchaser in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Purchaser’s management to allow timely decisions regarding required disclosure and (B) reasonably effective to perform the functions for which they were designed, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board (and made summaries of such disclosures available to the Investor) (A) any deficiencies and weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to materially and adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.

Section 4.11    Absence of Changes. Since December 31, 2016, except as explicitly permitted by this Agreement, there has not been:

(a)    any event or condition of any kind or character that has had or would reasonably be expected to have a Purchaser Material Adverse Effect;

(b)    any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the share capital of Purchaser, or any redemption or repurchase of any Equity Securities of Purchaser;

(c)    any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Purchaser Group Companies;

(d)    any waiver, not in the ordinary course of business consistent with past practice, by any Purchaser Group Company of a material right or of a material debt owed to it;

(e)    any satisfaction or discharge of any Encumbrance or payment of any Liabilities by any Purchaser Group Company, except in the ordinary course of business consistent with past practice or in an amount individually or among related Liabilities below US$1,000,000;

(f)    any change or amendment to the Constitutional Documents, each as amended, of any Purchaser Group Company or material change to any material Contract or arrangement by which any Purchaser Group Company is bound or to which any of their respective material assets or properties is subject;

(g)    any material transaction entered into by any Purchaser Group Company other than in the ordinary course of business consistent with past practice, except for the transactions contemplated under the Ark Pacific Agreement and the Incsight Agreement;

(h)    the loss of the services of any key employee, or material change in the composition or duties of the executive officers of any Purchaser Group Company; or

(i)    any other event or condition of any character that has had or could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(j)    any agreement, other than this Agreement, to take any actions specified in this Section 4.11.

Section 4.12    Indebtedness. None of the Purchaser Group Companies is, immediately prior to this Agreement, or will be, at the time of the Pre-closing after giving effect to the Pre-closing, in any Major Indebtedness Default (except where waiver or consent thereof has been obtained).

Section 4.13    Litigation. There is no material Action pending or, to the Knowledge of Purchaser, threatened against or affecting any Purchaser Group Company or any of their respective material properties. To the Knowledge of Purchaser, none of the Purchaser Group Companies, or any director or officer thereof in his or her capacity as such director or officer or otherwise in connection with his or her role or activities with such Purchaser Group Company, is or has been the subject of any Action involving a claim of violation of, or liability under, applicable securities Laws, or a claim of breach of fiduciary duty.

Section 4.14    Taxes.

(a)    Each Purchaser Group Company (A) has timely filed all material Tax Returns required to be filed by it; (B) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown on any Tax Returns) and; (C) has established an adequate accrual or reserve for the payment of all material Taxes payable in respect of the periods or portions thereof that are not yet due and payable.

(b)    No deficiencies for any Tax have been claimed, proposed, assessed or, to the Knowledge of Purchaser, threatened against any Purchaser Group Company in writing.

(c)    None of the Purchaser Group Companies has received from any Governmental Authority (including any sales or use tax authority) any (A) written notice indicating an intent to open a tax audit, (B) written request for information related to material Tax matters, or (C) written notice of deficiency of any amount of Tax proposed, asserted, or assessed by any governmental authority against any Purchaser Group Company. No Tax Return of any Purchaser Group Company is under audit by any Governmental Authority. No claim has ever been made by a Governmental Authority in a jurisdiction where any Purchaser Group Company does not file Tax Returns or pay any Taxes that any Purchaser Group Company is or may be required to file any such Tax Returns or pay any Taxes in that jurisdiction that has not been resolved.

(d)    No Tax liens are currently in effect against any of the material assets of any Purchaser Group Company other than liens for Taxes not yet due and payable. There is not in effect any waiver by any Purchaser Group Company of any statute of limitations with respect to any Taxes nor has any Purchaser Group Company agreed to any extension of time for filing any material Tax Return that has not been filed.

(e)    Each of the Purchaser Group Companies has complied with all applicable Law relating to the withholding of Taxes in all material aspects.

(f)    None of the Purchaser Group Companies has any Liability for another person (other than a Purchaser Group Company) as a result of being a member of a consolidated, combined, unitary or aggregate group of companies.

(g)    Any material preferential Tax treatment enjoyed by any Purchaser Group Company on or prior to the date of the Pre-closing has been in compliance with all applicable Laws and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effects of changes in the applicable Laws.

(h)    Each Purchaser Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or stockholder of such Purchaser Group Company or other Person.

Section 4.15    Compliance with Laws; Orders and Permits. Each Purchaser Group Company has been and is in compliance in all material respects with all Laws and Governmental Orders to which such Purchaser Group Company is subject or by which such Purchaser Group Company’s assets or properties are bound. Each Purchaser Group Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to own or lease its properties and assets and conduct its business as currently conducted and as proposed to be conducted (the “Required Permits”), and all the Required Permits are in full force and effect and no cancellation or suspension of any Required Permit is pending or, to the Knowledge of Purchaser, threatened, except to the extent the failure to own, hold, possess or use the Required Permits would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 4.16    Real Property.

(a)    Purchaser or one of its Subsidiaries, as the case may be, holds record, good, valid, legal and marketable title to the Purchaser Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and the land use rights relating to the Purchaser Owned Real Property have been obtained from a competent Governmental Authority and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full. Each Purchaser Group Company has duly complied in all material respects with all the terms and conditions of, and all of its obligations under, the relevant land use rights contract or certificate or real property purchase contract in relation to any Purchaser Owned Real Property owned by it. The Purchaser Owned Real Property is and remains in conformity in all material respects with all applicable building codes and standards, construction and building, fire prevention, safety, planning or zoning Law.

(b)    Each of the Purchaser Group Companies has valid leasehold interests in all of their respective Purchaser Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and each lease agreement of such Purchaser Leased Real Property (collectively, the “Purchaser Lease Agreements”) is valid, binding and enforceable. None of the Purchaser Group Companies is delinquent in respect of any rent, rates and other charges for which the tenant is responsible under the Lease Agreements and there exists no default or event of default (or event which with or without notice or lapse of time or both would become a default) on the part of any Purchaser Group Company, as applicable. Each of the Purchaser Group Companies has observed and performed all restrictions and covenants on the part of the tenant and the conditions contained in the Lease Agreements in all material respects. Each of the Purchaser Group Companies enjoys peaceful and undisturbed possession of the Purchaser Leased Real Property under all such Lease Agreements. There are no written or oral subleases, licenses or agreements granting to any other Person the right of use or occupancy of any Purchaser Leased Real Property.

Section 4.17    Material Contracts.

(a)    For purposes of this Agreement, “Purchaser Material Contracts” means each outstanding Contract to which any Purchaser Group Company is a party or to which any Purchaser Group Company or any of their properties or assets is subject, which (A) is or would be required to be filed by Purchaser as a “material contract” pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K under the Securities Act, or (B) is expected to account for five percent (5%) or more of Purchaser’s revenues in any of the fiscal years ending December 31, 2017, 2018 or 2019.

(b)    All of the Purchaser Material Contracts are valid, subsisting, in full force and effect and binding upon and enforceable against the applicable Purchaser Group Company and, to the Knowledge of Purchaser, the other parties thereto. Each Purchaser Group Company has duly performed all its obligations in all material respects under each Purchaser Material Contract to the extent that such obligations to perform have accrued. No breach or default, alleged breach or default, or event which would (with or without notice, lapse of time or both) constitute a default under any of the Purchaser Material Contracts by any Purchaser Group Company or, to the Knowledge of Purchaser, any other party or obligor with respect thereto, has occurred, or as a result of this Agreement, or the performance hereof or thereof, will occur. No Purchaser Group Company has received or given any notice regarding any such breach or default.

Section 4.18    Intellectual Property.

(a)    Each Purchaser Group Company owns or otherwise has sufficient rights (including but not limited to the applicable rights of development, maintenance, licensing and/or transfer) to all material Intellectual Property necessary and sufficient to conduct its business substantially as currently conducted by such Purchaser Group Company (“Purchaser IP”). All Purchaser Registered IP is owned by and registered or applied for solely in the name of a Purchaser Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied in all material aspects. No Purchaser Group Company, or any of its employees, officers or directors, has taken any actions or failed to take any actions that would cause any Purchaser Owned IP to be invalid, unenforceable or not subsisting. Other than created in the ordinary course of business consistent with past practice, Purchaser Owned IP is free and clear of any Encumbrance, license or other Contract granting rights therein to any other Person. No Purchaser Owned IP is subject to any Proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Purchaser Group Company’s products or services, by any Purchaser Group Company or (b) may affect the validity, use or enforceability of such Purchaser Owned IP. Other than in the ordinary course of business consistent with past practice, no Purchaser Group Company has (a) transferred or assigned any Purchaser IP to any Person; (b) authorized any Person the joint ownership with respect to any Purchaser IP; or (c) permitted the rights of any Purchaser Group Company in any Purchaser IP to lapse or enter the public domain.

(b)    No Purchaser Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Purchaser Group Company received any written notice alleging any of the foregoing. To the Knowledge of Purchaser, no Person has violated, infringed or misappropriated any Purchaser IP of any Purchaser Group Company in any material aspect, and no Purchaser Group Company has given any written notice to any other Person alleging any of the foregoing.

(c)    Each Purchaser Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard Purchaser IP and made all applicable filings, registrations and payments of fees in connection with the foregoing.

Section 4.19    Anti-Corruption Compliance. None of the Purchaser Group Companies, their respective directors, officers, and, to the Knowledge of Purchaser, agents, employees or other Persons that act for or on behalf of any Purchaser Group Company, authorized or made, either directly or indirectly through any third party, any gift, offer, promise, or payment of anything of value: (a) to any Governmental Official (as defined below) with the intent or purpose of (i) influencing any act or decision of such Governmental Official in his or her official capacity, (ii) inducing such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, (iii) securing any improper advantage for any Purchaser Group Company, or (iv) inducing such Governmental Official to use his or her influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist any Purchaser Group Company or in obtaining or retaining business for or with, or directing business to, any person, except to the extent that such conduct was expressly permitted by applicable Law; or (b) to any Person in violation of any Law against commercial or official bribery or corruption, including, but not limited to, the FCPA. Each Purchaser Group Company has implemented policies and procedures to prevent and detect violations of the FCPA and any other Law against commercial or official bribery or corruption.

Section 4.20    Listing and Maintenance Requirements. The ADSs are registered as a class of security pursuant to Section 12(b) or 12(g) of the Exchange Act and listed on NASDAQ. Purchaser has taken no action which is designed to, or which is reasonably likely to, have the effect of terminating the registration of such ADSs under the Exchange Act nor has Purchaser received any notification that the SEC is contemplating terminating such registration. There are no actions, suits, Proceedings or investigations pending or, to the Knowledge of Purchaser, threatened against Purchaser relating to the continued listing of the ADSs on NASDAQ, and Purchaser has not received any notice of, nor to Purchaser’s Knowledge is there any basis for, the delisting of the ADSs from NASDAQ.

Section 4.21    Offering; Exemption. Assuming the accuracy of Seller’s representations and warranties set forth in Article 5 of this Agreement, no registration under the Securities Act or any applicable state securities Law is required for the issuance of the Purchaser Consideration Shares by Purchaser to Seller as contemplated hereby.

Section 4.22    No Integrated Offering. Neither Purchaser, nor any Affiliate of Purchaser, nor any person acting on its behalf or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Purchaser Consideration Shares to be integrated with prior offerings by Purchaser for purposes of the Securities Act in a manner that would require registration of such offer and sale under the Securities Act, or would cause any applicable state securities Law exemptions or any applicable stockholder approval provisions exemptions, including under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of Purchaser are listed or designated to be unavailable, nor will Purchaser take any action or steps that would cause the offering or issuance of the Purchaser Consideration Shares to be integrated with other offerings.

Section 4.23    Related Party Transactions. In the past two financial years preceding the date of this Agreement, none of the Affiliates, officers or directors of any Purchaser Group Company is presently a party to any transaction with any Purchaser Group Company (other than as holders of share options and for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Affiliate, officer or director of any Purchaser Group Company. None of the Affiliates, officers or directors of any Purchaser Group Company directly or indirectly competes with, or has any interest in any Person that, directly or indirectly, competes with, any Purchaser Group Company.

ARTICLE 5

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.01    Conduct of Smartposting. From the date of this Agreement until the Closing, Seller shall, and shall cause each Smartposting Group Company to conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, (iii) keep available the services of officers and key employees of the Smartposting Group Companies, (iv) maintain satisfactory relationships with the customers, lenders, suppliers of the Smartposting Group Companies and others having material business relationships with the Smartposting Group Companies. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or pursuant to the written consent of Purchaser (which consent shall not be unreasonably withheld), Seller shall, and cause each of the Smartposting Group Companies not to:

(a)    amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)    declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Smartposting Shares or securities of any other Smartposting Group Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Smartposting Shares or securities of any other Smartposting Group Company;

(c)    (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Smartposting Shares or securities of any other Smartposting Group Company, or (ii) amend any term of any Smartposting Shares or the security of any other Smartposting Group Company (whether by merger, consolidation or otherwise) to provide for acceleration of vesting as a result of the transactions contemplated by this Agreement or a termination of employment or service related to the transactions contemplated by this Agreement;

(d)    effect any material acquisitions (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, securities, properties, interests or businesses;

(e)    commence, settle, or offer or propose to settle, (i) any Proceeding involving or against any Smartposting Group Company (other than any Proceeding involving a settlement of US$150,000 or less as its sole remedy), (ii) any stockholder litigation or dispute against any Smartposting Group Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby; or

(f)    agree, resolve or commit to do any of the foregoing.

Section 5.02    No Solicitation; Other Offers. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except with the prior written consent of Purchaser, Seller shall not, and shall cause each Smartposting Group Company and each of its and Smartposting Companies’ Representatives not to, directly or indirectly, (a) solicit, initiate, facilitate, support, seek, induce, entertain or encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, entertain or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Purchaser, (c) furnish to any Person other than Purchaser any information that Seller or Smartposting believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (d) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal or (e) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of Smartposting. Except with the prior written consent of Purchaser, Seller shall, and shall cause each Smartposting Company and each of its and Smartposting Companies’ Representatives to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, and shall promptly (and in any event within 24 hours) provide Purchaser with: (i) an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, or any request for information that could reasonably be expected to be used for the purposes of formulating any inquiry, proposal or offer regarding a possible Acquisition Proposal, that is received by any Smartposting Group Company or any Representatives of any Smartposting Group Company from any Person (other than Purchaser), including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”) and the material financial terms of such expression of interest, inquiry, proposal, offer or request for information; and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to any Smartposting Group Company or any Representatives of any Smartposting Group Company or transmitted on behalf of any Smartposting Group Company or any Representatives of any Smartposting Group Company to the Other Interested Party or any of the Other Interested Party’s Representatives.

Section 5.03    Access to Information.

(a)    Prior to the Closing Date, Seller shall, shall cause each Smartposting Group Company to, upon Seller’s receipt of reasonable prior notice, provide to Purchaser financial or other information (including non-public information) regarding the business and operation of any Smartposting Group Company, including any information or statements as may be reasonably necessary for Purchaser (or any of its direct or indirect owners) to file any Tax Return or other filings required by Law. Prior to the Closing Date, at such times as may be agreed in advance with Seller on behalf of Smartposting, representatives of Purchaser may, during normal office hours, (a) visit and inspect any of the sites and premises where the business of any Smartposting Group Company is conducted and (b) have reasonable access to those officers, employees, agents, accountants, auditors, contractors and subcontractors of any Smartposting Group Company who have or may have knowledge of matters with respect to which Purchaser reasonably seeks information. Purchaser hereby acknowledges its obligations of confidentiality under Section 5.10 hereof.

(b)    Upon Purchaser’s reasonable request, Seller shall, and shall cause Smartposting to reasonably cooperate with Purchaser, and provide Purchaser with all information reasonably available to any Smartposting Group Company, to permit Purchaser to (i) accurately prepare its Tax Returns and comply with any reporting requirements as a result of such determination; (ii) determine whether any Smartposting Group Company is or has been a “passive foreign investment company” for United States federal income tax purposes and to determine the consequences to Purchaser of such status; and (iii) make or cause to be made and maintain any and all United States federal income tax elections that may be advisable in Purchaser’s reasonable discretion, to the extent related to the investment in Smartposting pursuant to this Agreement, including without limitation a “qualified electing fund” election under Section 1295 of the Code.

Section 5.04    Notices of Certain Events. Seller shall promptly notify Purchaser of the occurrence of any transaction or event or series of transactions or events if prior to the Pre-closing and the Closing, as applicable, as a consequence to which (A) any representation or warranty made by Seller in this Agreement was, when made, or has subsequently become, untrue or inaccurate in any material respect, or (B) Seller shall fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller pursuant to this Agreement or (C) the consummation of the transactions contemplated by this Agreement will be, or would reasonably be expected to be, prevented or materially delayed.

Section 5.05    Commercially Reasonable Efforts.

(a)    For the purposes of Pre-closing, (i) Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 and Section 6.02 required to be satisfied, but subject to any waiver thereof, at Pre-closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before June 16, 2017; and (ii) Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 and Section 6.03 required to be satisfied, but subject to any waiver thereof, at Pre-closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before June 16, 2017. For the purposes of Closing, (i) Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 and Section 6.02 to be satisfied, but subject to any waiver thereof, at Closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before the date which falls three (3) months after the Pre-closing Date; and (ii) Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 and Section 6.03 to be satisfied, but subject to any waiver thereof, at Closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before the date which falls three (3) months after the Pre-closing Date.

(b)    As promptly as practicable after the execution of this Agreement, each Party to this Agreement (i) shall make all filings and give all notices reasonably required to be made and given by such Party in connection with the transactions contemplated by this Agreement and (ii) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement. Each Party shall, upon request of another Party and to the extent permitted by applicable Law or applicable Contracts, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it.

(c)    The Parties understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, Purchaser shall not be required to contest or defend any objections or oppositions raised by any Governmental Authority relating to the matters contemplated by this Section 5.05, although it may, at its sole discretion, elect to do so.

Section 5.06    Corporate Existence, Assets, Insurance. Seller shall cause each of Smartposting Group Companies to, (a) maintain its corporate existence, excluding creations of and mergers among Subsidiaries of Smartposting or the termination of existence of a Subsidiary which would not reasonably be expected to be material to Smartposting or any of its Subsidiaries, (b) maintain its material assets in good working order and condition, ordinary wear and tear excepted; and (c) maintain with financially sound and reputable insurance companies, insurance on all of its insurable assets in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business in the markets where Smartposting Group Companies conduct the Business.

Section 5.07    Compliance with Laws. Seller shall comply, and cause each Smartposting Group Company to comply, in all material respects with all applicable Laws, ordinances, rules, regulations and requirements of any Governmental Authorities.

Section 5.08    Anti-Corruption Compliance.

(a)    Seller shall not, and shall cause each of Smartposting Group Company not to take any action or omit to take any action that would or would reasonably be expected to lead to, or otherwise cause or allow to occur, any event or occurrence that, if such event or occurrence occurred prior to or at Pre-closing and Closing, as applicable, would constitute a breach of, or require disclosure against, the representations contained in Section 3.22.

(b)    Seller cause each of the Smartposting Group Companies to maintain its books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of its assets in all material aspects.

Section 5.09    Public Disclosure. On the first Business Day following the date of this Agreement, Purchaser shall issue a press release and file a Current Report on Form 6-K describing the terms of the transactions contemplated hereunder in the form required by the Exchange Act (the “6-K Filing”), provided that Seller shall be consulted by Purchaser in connection with any such press release or other public disclosure prior to its release.

Section 5.10    Confidentiality. Each Party shall hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other Party furnished to it by such other Party or its Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such Party on a non-confidential basis, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources on a non-confidential basis by the Party to which it was furnished), and no Party shall release or disclose such Information to any other person, except its Affiliates, officers, directors, employees, partners, members, auditors, attorneys, financial advisors, and other consultants and advisors. Without limiting the generality of the foregoing, the following shall not constitute a breach of the confidentiality obligation under this Section 5.10 by Purchaser: (i) the issue of the 6-K Filing pursuant to Section 5.09 and (ii) the filing of, and the disclosure of the material terms of, this Agreement in the reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act, provided that Seller shall be consulted by Purchaser in connection with any such public disclosure prior to its release.

Section 5.11    Lock-up. Seller hereby agrees that, without the prior written consent of the Purchaser, it will not, during the ten (10)-year period commencing on the Pre-Closing Date (the “Lock-up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Purchaser Consideration Shares or any other securities so owned convertible into or exercisable or exchangeable for any of the Purchaser Consideration Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Purchaser Consideration Shares. The Purchaser Consideration Shares, which are subject to the lock-up under this Section 5.11, may be released at any time prior to the expiration of the Lock-up Period (A) if Smartposting completes an Initial Public Offering of the Smartposting Shares on a public stock exchange agreed between the Seller and the Purchaser, or (B) if there is a written consent of the Purchaser for the release of such shares.

Section 5.12    Tag-along Rights.

(a)    Participation. Upon Pre-closing and until such time that Purchaser continues to hold any of the Subject Shares, if at any time Seller proposes to sell any Smartposting Shares that it owns to an Independent Third Party (the “Proposed Transferee”) in a private transaction or to the public, Purchaser shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 5.12.

(b)    Sale Notice. Prior to the consummation of the sale described in Section 5.12(a), Seller shall deliver to Smartposting and Purchaser a written notice (a “Sale Notice”) of the proposed sale no more than three (3) Business Days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of the Tag-along Sale. The Tag-along Notice shall make reference to Purchaser’s rights hereunder and shall describe in reasonable detail:

(i)    the number of Smartposting Shares to be sold by Seller;

(ii)    if the Tag-along Sale is a private transaction, the name of the Proposed Transferee, or, if the Tag-along Sale is a public offering, the name of the public stock exchange on which Smartposting Shares are proposed to be listed and the name(s) of underwriting firm(s) (if any);

(iii)    the per share purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

(iv)    the proposed date, time and location of the closing of the Tag-along Sale; and

(v)    a copy of any form of agreement proposed to be executed in connection therewith.

(c)    Shares to be Sold.

(i)    Purchaser shall exercise its right to participate in the Tag-along Sale by delivering to Seller a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of Subject Shares to be sold by it no later than five (5) Business Days after receipt of the Sale Notice (the “Tag-along Period”). The offer of such number of Subject Shares by Purchaser as set forth in the Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, Purchaser shall be bound and obligated to sell in the Tag-along Sale on the terms and conditions set forth in this Section 5.12. Purchaser shall have the right to sell in the Tag-along Sale such number of Subject Shares equal to the product obtained by multiplying (x) the number of Subject Shares held by Purchaser as of the date of Tag-along Notice by (y) a fraction equal to (A) the number of Smartposting Shares proposed to be sold or transferred by Seller to the Proposed Transferee or the public, divided by (B) the number of Smartposting Shares then owned by Seller.

(ii)    Seller shall use its commercially reasonable efforts to include in the proposed sale to the Proposed Transferee or to the public such number of the Subject Shares that Purchaser has requested to have included pursuant to the Tag-along Notice, it being understood that the Proposed Transferee or the public shall not be required to purchase Smartposting Shares in excess of the number set forth in the Sale Notice. In the event the Proposed Transferee or the public elects to purchase less than all of the Subject Shares sought to be sold by Purchaser, the number of Smartposting Shares to be sold to the Proposed Transferee or the public by Seller and Purchaser shall be reduced so that each of Seller and Purchaser is entitled to sell its Pro Rata Portion of the number of Smartposting Shares the Proposed Transferee or the public elects to purchase (which in no event may be less than the number of Smartposting Shares set forth in the Sale Notice). If the Tag-along Sale is a public offering in which Smartposting applies to have Smartposting Shares traded on any public stock exchange, Seller shall, and shall cause Smartposting to include in such application and any registration or filings required under applicable Laws such number of Subject Shares that shall be sold by Purchaser pursuant to this Section 5.12, and shall take such other action as is necessary to cause such Subject Shares to be listed or quoted on such public stock exchange as promptly as possible.

(iii)    If Purchaser does not deliver a Tag-along Notice in compliance with clause (i) above, it shall be deemed to have waived all of such tag-along rights to participate in such sale, and Seller shall (subject to the rights of any other stockholders of Smartposting) thereafter be free to sell to the Proposed Transferee or the public its Smartposting Shares at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to Seller than those set forth in the Sale Notice, without any further obligation to Purchaser.

(d)    Consideration. If Purchaser participates in the Tag-along Sale pursuant to this Section 5.12, it shall receive the same consideration per share after deduction of its proportionate share of the related expenses in accordance with Section 5.12(f).

(e)    Conditions of Sale. Purchaser shall make or provide the same representations, warranties, covenants, indemnities and agreements as Seller makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to Seller, Purchaser shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by Seller and Purchaser severally and not jointly.

(f)    Expenses. The fees and expenses of Seller incurred in connection with the Tag-along Sale and for the benefit of Purchaser (it being understood that costs incurred by or on behalf of Seller for its sole benefit will not be considered to be for the benefit of Purchaser), to the extent not paid or reimbursed by Smartposting, the Proposed Transferee, the underwriting firm(s) involved in the public offering (if any) or any third party, shall be shared by Seller and Purchaser on a pro rata basis, based on the consideration received by each of them; provided, that Purchaser shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale consummated pursuant to this Section 5.12.

(g)    Cooperation. Purchaser shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by Seller.

(h)    Deadline for Completion of Sale. Seller shall have ninety (90) Business Days following the expiration of the Tag-along Period in which to sell the Smartposting Shares described in the Sale Notice, on terms not more favorable to Seller than those set forth in the Sale Notice, unless Purchaser otherwise agrees in writing to extend such deadline for completion of the sale. If at the end of such period Seller has not completed such sale, Seller may not then effect a sale of Smartposting Shares without again fully complying with the provisions of this Section 5.12.

(i)    Sales in Violation of the Tag-along Right. If Seller sells or otherwise transfers to the Proposed Transferee or the public any of its Smartposting Shares in breach of this Section 5.12, then Purchaser shall have the right to sell to Seller, and Seller undertakes to purchase from Purchaser, the number of Smartposting Shares that Purchaser would have had the right to sell to the Proposed Transferee or the public pursuant to this Section 5.12, for a per share amount and form of consideration and upon the term and conditions on which the Proposed Transferee or the public bought such Smartposting Shares from Seller, but without indemnity being granted by Purchaser to Seller; provided, that nothing contained in this Section 5.12 shall preclude Purchaser from seeking alternative remedies against Seller as a result of its breach of this Section 5.12. Seller shall also reimburse Purchaser for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of Purchaser’s rights under this Section 5.12(i).

Section 5.13    Non-compete Undertaking. Upon Closing and until the first date upon which Purchaser ceases to own any Subject Shares, Seller shall not, and shall cause each of the Affiliates of Seller not to, other than through the Smartposting Group Companies, directly or indirectly, sell or otherwise provide to any third party any product or service or otherwise engage or invest in any business that is of the same nature as the Business, whether as a principal or for its own account, or as a shareholder or other equity owner in any Person (other than Smartposting).

ARTICLE 6

CONDITIONS TO PRE-CLOSING AND CLOSING

Section 6.01    Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the transactions at Pre-closing contemplated by this Agreement are subject to the satisfaction of this Section 6.01, excluding Section 6.01(a). The obligations of the Parties to consummate the transactions at Closing contemplated by this Agreement are subject to the satisfaction of this Section 6.01:

(a)    Governmental Approvals. All notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been made or obtained and be in full force and effect.

(b)    No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the transactions contemplated by this Agreement on the terms contemplated herein, and no applicable Law shall have been enacted or be deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal.

(c)    No Litigation. There shall not be pending or overtly threatened by or before any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the transactions contemplated by this Agreement on the terms contemplated herein, or (ii) seeks the award of Damages (in an amount material to either Purchaser or Smartposting Group Companies taken as a whole) payable by, or any other remedy against, Purchaser or any Smartposting Group Company if the transactions contemplated by this Agreement are consummated.

Section 6.02    Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions at Pre-closing contemplated by this Agreement are subject to the satisfaction of the following further conditions (in the case of Section 6.02(h), only to the extent applicable to Pre-closing), excluding Section 6.02(d). The obligations of Purchaser to consummate the transactions at Closing contemplated by this Agreement are subject to the satisfaction of all the following further conditions (except, in the case of Section 6.02(h), only to the extent applicable to Closing):

(a)    Representations and Warranties. Each of the representations and warranties of Seller in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of Pre-closing, except for such representations and warranties made as of a specific date, which shall be true and correct as of such date.

(b)    Performance. Seller shall have performed and complied with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to the Pre-closing.

(c)    Corporate Approvals. Seller shall (i) have duly attended to and carried out all corporate procedures that are required under the Laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) have provided a copy of all resolutions and documentation evidencing authorization by Seller’s and Smartposting’s respective Board of this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement (where applicable), certified by a duly authorized director of Seller’s and Smartposting’s respective Board or secretary to be true, complete and correct copies thereof;

(d)    Consents. (i) All Consents required to be obtained by Seller or Smartposting (including, but not limited to, any Consent required to be obtained from any Governmental Authority) in connection with the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect, except in the case where the failure to obtain any such Consents has not had and would not reasonably be expected to have, individually or in the aggregate, a Smartposting Material Adverse Effect;

(e)    No Smartposting Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Smartposting Material Adverse Effect;

(f)    Qualification under Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable securities Laws shall have been obtained for the lawful execution, delivery and performance of this Agreement including, without limitation, the offer and sale of the Subject Shares;

(g)    Orders. There shall be no Governmental Authority that has

(i)    instituted or to the Knowledge of Seller, threatened any action or investigation to restrain, prohibit or otherwise challenge any transaction contemplated under this Agreement;

(ii)    to the Knowledge of Seller, threatened to take any action as a result of or in anticipation of transactions contemplated under this Agreement; or

(iii)    proposed, enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which would prohibit, restrict or delay the (A) the transactions contemplated by this Agreement, (B) the operation of any or all of the Smartposting Group Companies after the date hereof, including to compel Smartposting or any of its Subsidiaries to dispose of all or a material portion of the business or assets of Smartposting or any of its Subsidiaries as a result of the consummation of such transactions.

(h)    Pre-Closing and Closing Deliverables. Purchaser shall have received each of the agreements and documents required by this Agreement to be delivered by Seller at Pre-closing or Closing, as applicable, as specified in Section 2.02(a), each of which shall be in full force and effect.

Section 6.03    Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions at Pre-closing contemplated by this Agreement are subject to the satisfaction of the following further conditions (in the case of Section 6.03(i), only to the extent applicable to Pre-closing), excluding Section 6.03(d). The obligations of Seller to consummate the transactions at Closing contemplated by this Agreement are subject to the satisfaction of all the following further conditions (except, in the case of Section 6.03(i), only to the extent applicable to Closing).

(a)    Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of Pre-closing and Closing, as applicable, except for such representations and warranties made as of a specific date, which shall be true and correct as of such date.

(b)    Performance. Purchaser shall have performed and complied with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to Pre-closing and Closing, as applicable.

(c)    Corporate Authority. Purchaser shall have duly attended to and carried out all corporate procedures that are required under the Laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement to which it is as a party, and the transactions contemplated hereby.

(d)    Consents. All Consents required to be obtained by Purchaser (including, but not limited to, any Consent required to be obtained from any Governmental Authority) in connection with the transactions contemplated by this Agreement, including, but not limited to, the approval of the issuance of the Purchaser Consideration Shares, shall have been obtained in form and substance reasonably satisfactory to Seller and shall be in full force and effect, except where the failure to obtain any such Consents has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(e)    No Purchaser Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Purchaser Material Adverse Effect.

(f)    NASDAQ Requirements. Purchaser shall have submitted to the NASDAQ any application or notification required in connection with the issuance and delivery of the Purchaser Consideration Shares and complied with all NASDAQ listing requirements applicable to the transactions contemplated by this Agreement, if any.

(g)    Trading. Trading in the ADSs shall not be the subject of a current suspension order or trading halt by either the SEC or by NASDAQ, shall not be the subject of a current suspension or trading halt or then be subject to material limitations.

(h)    SEC Filings. Purchaser shall have filed, on a timely basis, all the SEC Filings during the thirty six (36) months preceding the Pre-closing Date.

(i)    Pre-closing and Closing Deliverables. Seller shall have received each of the agreements and documents required by this Agreement to be delivered by Purchaser at Pre-closing or Closing, as applicable, as specified in Section 2.02(b), each of which shall be in full force and effect.

ARTICLE 7

INDEMNIFICATION

Section 7.01    Survival of Representations and Warranties.

(a)    The representations and warranties of Seller contained in this Agreement shall survive the Closing until twelve (12) months after the Closing; provided, however, that Seller Fundamental Reps shall survive indefinitely. The covenants and agreements of Seller set forth in this Agreement shall survive the Closing until fully discharged in accordance with their terms. Neither the period of survival nor the liability of Seller with respect to Seller’s representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of Purchaser. If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties or prior to the discharge of the applicable covenant or agreement by Purchaser to Seller, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

(b)    The representations and warranties of Purchaser contained in this Agreement shall survive the Closing until twelve (12) months after the Closing; provided, however, that Purchaser Fundamental Reps shall survive indefinitely. The covenants and agreements of Purchaser set forth in this Agreement shall survive the Closing until fully discharged in accordance with their terms. Neither the period of survival nor the liability of Purchaser with respect to Purchaser’ representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of Seller. If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties or prior to the discharge of the applicable covenants or agreement by Seller to Purchaser, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

(c)    Notwithstanding the expiration dates set forth in Sections 7.01(a) and 7.01(b), all representations and warranties made by each Party in this Agreement shall survive indefinitely in the event of fraud or willful or intentional misrepresentation by such Party.

Section 7.02    Indemnification by Seller. Following the Pre-closing, Seller shall indemnify and hold harmless each of Purchaser and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each an “Purchaser Indemnified Party”) for and against any and all Liabilities, losses, Damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) (each, a “Loss”) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), arising out of or resulting from:

(a)    the failure of any representation or warranty made by Seller under this Agreement to be true and accurate when made; or

(b)    the breach or violation of, or failure to perform or fulfill, any covenant or agreement by Seller contained in this Agreement.

provided that, if Seller fails to deliver the Subject Shares or US$15 million in cash to Purchaser by the Final Closing Date pursuant to the terms of this Agreement for whatsoever reason, the Purchaser shall forfeit and cancel the Purchaser Consideration Shares, and the Seller shall cooperate with Purchaser to cause the Purchaser Consideration Shares to be cancelled. Subject to the foregoing sentence, Seller shall be under no obligation whatsoever to pay any amount to Purchaser in respect of the Subject Shares. For the avoidance of doubt, Seller shall not be relieved of any of its other obligations hereunder.

Section 7.03    Limits on Indemnification by Seller. Notwithstanding anything to the contrary contained in this Agreement:

(a)    Seller shall not be liable for any claim for indemnification pursuant to Section 7.02(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Seller Fundamental Reps, unless and until the aggregate amount of indemnifiable Losses which may be recovered from Seller in aggregate equals or exceeds US$50,000, whereupon the Purchaser Indemnified Party shall be entitled to indemnification for the full amount of such Losses; and

(b)    the maximum amount of indemnifiable Losses which may be recovered by Purchaser Indemnified Parties from Seller arising out of or resulting from the causes set forth in Section 7.02(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Seller Fundamental Reps, shall be an amount equal to US$15 million.

Section 7.04    Indemnification by Purchaser. Following the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates and its officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”), for and against any and all Losses actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), arising out of or resulting from:

(a)    the failure of any representation or warranty made by Purchaser under this Agreement to be true and accurate when made; or

(b)    the breach or violation of, or failure to perform or fulfill, any covenant or agreement by Purchaser contained in this Agreement.

Section 7.05    Limits on Indemnification by Purchaser. Notwithstanding anything to the contrary contained in this Agreement:

(a)    Purchaser shall not be liable for any claim for indemnification pursuant to Section 7.04(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Purchaser Fundamental Reps, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties equals or exceeds US$50,000, whereupon the Seller Indemnified Party shall be entitled to indemnification for the full amount of such Losses; and

(b)    the maximum amount of indemnifiable Losses which may be recovered by Seller Indemnified Parties from Purchaser arising out of or resulting from the causes set forth in Section 7.04(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Purchaser Fundamental Reps, shall be an amount equal to US$15 million.

Section 7.06    Third-Party Claims. If a Purchaser Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) shall receive notice of any Action, audit, demand or assessment (each, a “Third-Party Claim”) against it or which may give rise to a claim for Loss under this Article 7, within thirty (30) calendar days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party or Indemnifying Parties, as the case may be, notice of such Third-Party Claim; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this Article 7 except to the extent that such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article 7. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party or Indemnified Parties hereunder against any Losses that may result from such Third-Party Claim, then such Indemnifying Party or Indemnifying Parties, as the case may be, shall be entitled to assume and control the defense of such Third-Party Claim at its or their expense and through counsel of its or their choice if it or they give notice of such intention to do so to the Indemnified Party or Indemnified Parties, as the case may be, within fourteen (14) calendar days of the receipt of notice from any Indemnified Party of such Third-Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party or Indemnified Parties in its or their sole and absolute discretion for the same counsel to represent both the Indemnified Party or Indemnified Parties and the Indemnifying Party or Indemnifying Parties, then the Indemnified Party or Indemnified Parties shall be entitled to retain its or their own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party or Indemnifying Parties. In the event that the Indemnifying Party or Indemnifying Parties exercise the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party or Indemnified Parties shall cooperate with the Indemnifying Party or Indemnifying Parties in such defense and make available to any Indemnifying Party, at such Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by such Indemnifying Party. Similarly, in the event any Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, such Indemnifying Party shall cooperate with the Indemnified Party or Indemnified Parties in such defense and make available to any Indemnified Party, at such Indemnifying Party’s or Indemnifying Parties’ expense, all such witnesses, records, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as is reasonably required by any Indemnified Party. No Third-Party Claim may be settled (i) by any Indemnified Party without the prior written consent of the Indemnifying Party or Indemnifying Parties (which shall not be unreasonably withheld or delayed) if the Indemnifying Party or Indemnifying Parties acknowledge in writing its or their obligation to indemnify such Indemnified Party hereunder against any Losses that may result from such Third-Party Claim or (ii) by any Indemnifying Party without the prior written consent of the Indemnified Party or Indemnified Parties, except, in the case of (ii) only, where settlement of such Third-Party Claim (A) includes an unconditional release of the Indemnified Party or Indemnified Parties from all liability arising out of such Action, audit, demand or assessment and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

Section 7.07    Exclusive Remedy. Following the Closing, indemnification as set forth in this Article 7 shall be the exclusive remedy available to Seller and Purchaser with respect to any breaches of any representations and warranties, covenants or agreement by the other Parties in this Agreement, except in each case pursuant to Section 9.02 or in the case of fraud or willful or intentional misconduct by the other Parties (which remedies shall, for the avoidance of doubt, be in addition to the remedies set forth in this Article 7). For the avoidance of doubt, following the Pre-closing and prior to Closing, the indemnification as set forth in this Article 7 shall not be exclusive remedy of Purchaser and shall be independent of, and in addition to, such rights and remedies that Purchaser may have at law or in equity for any breaches of any representations and warranties, covenants or agreement by Seller or Smartposting.

ARTICLE 8

TERMINATION

Section 8.01    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)    by written agreement of Seller and Purchaser;

(b)    by Seller or Purchaser if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated hereby due to reasons other than a fault of such Party;

(c)    by Purchaser (i) if Seller or Smartposting shall have breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within fourteen (14) days following the giving of written notice of such breach to the breaching Party, (ii) if there shall have occurred a Smartposting Material Adverse Effect;

(d)    by Seller (i) if Purchaser shall have breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within fourteen (14) days following the giving of written notice of such breach to the breaching Party, or (ii) if there shall have occurred a Purchaser Material Adverse Effect.

provided that, where the termination (if any) occurs after the Pre-closing and prior to the Closing, the Purchaser shall cancel the Purchaser Consideration Shares, and the Seller shall be under no obligation whatsoever to pay any consideration in the form of Subject Shares or otherwise to the Purchaser in respect of the Purchaser Consideration Shares.

The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a notice of such termination to the other Party setting forth a brief description of the basis on which such Party is terminating this Agreement.

Section 8.02    Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any Party (or any Representative of such Party) to the other party hereto; provided that: (a) no Party shall be relieved of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.09, Section 5.10, Article 7, this Section 8.02, Section 9.02, Section 9.07 and Section 9.09, which shall survive any termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01    Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Seller, to:

IE Limited

7th Floor, Revesant Bldg.

6 Bongeunsa-ro 86-gil, Gangnam-gu

Seoul, Korea

Attention: Mr. David Woo

Facsimile No.: +82 2-556-7118

if to The9 Limited, to:

The9 Limited

Building No. 3, 690 Bibo Road

Zhang Jiang Hi-Tech Park

Pudong New Area, Pudong

Shanghai 201203

People’s Republic of China

Attention: George Lai

Facsimile No.: +86-21-5172-9903

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties.

Section 9.02    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 9.03    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.04    Fees and Expenses. Except as otherwise provided herein, each Party shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby, except that Seller, on the one hand, and Purchaser, on the other hand, shall each pay one-half of any reasonable out-of-pocket expenses payable in connection with the sales, use, transfer, stamp duty or similar taxes payable in connection with the conveyance, transfer and assignment of the Subject Shares and the Purchaser Consideration Shares.

Section 9.05    Disclosure Schedule References. The Parties agree that any reference in a particular Section of the Disclosure Schedule shall be deemed to be an exception to, but only to, (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

Section 9.06    Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except with respect to Article 7, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any assignment in violation of this Section 9.06(b) shall be null and void.

Section 9.07    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of Hong Kong. Nothing in this Agreement shall affect the right to serve process in any manner permitted by Law.

Section 9.08    Consultation. Any dispute, controversy or claim (each, a “Dispute”) arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of the arbitration provision set forth in Section 9.09) shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any party has delivered notice to the other party to the Dispute requesting such consultation.

Section 9.09    Arbitration.

(a)    If the Dispute is not resolved within 30 days following the date on which a notice for consultation is given or upon the notice of any party to the Dispute notifying that such consultation has failed, the Dispute shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the UNCITRAL Arbitration Rules (the “Rules”) as are in force at the time of any such arbitration and as may be amended by the rest of this Section 9.09. For the purpose of such arbitration, there shall be three arbitrators to form an arbitration board (“Arbitration Board”). One arbitrator shall be appointed by Purchaser and one shall be appointed by Seller. All selections shall be made within 30 days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Hong Kong International Arbitration Centre shall select the third arbitrator. If any arbitrator to be appointed by a party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Hong Kong International Arbitration Centre.

(b)    The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre. All arbitration proceedings shall be conducted in English. The arbitrators shall decide any such Dispute or claim strictly in accordance with the governing law specified in Section 9.07. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c)    The Parties shall facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available to one another and to the Arbitration Board for inspection and extraction all documents, books, records, and personnel under their control or under the control of a Person controlling or controlled by such Party if determined by the Arbitration Board to be relevant to the Dispute, (iii) conducting arbitration hearings to the greatest extent possible on successive business days and (iv) using their best efforts to observe the time periods established by the Rules or by the Arbitration Board for the submission of evidence and briefs.

(d)    The costs and expenses of the arbitration, including the fees of the arbitration, including the fees of the Arbitration Board, shall be borne by the losing party to the Dispute or claim, and each Party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each Party as the Arbitration Board deems equitable.

(e)    Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the Dispute. The Parties expressly agree to waive the applicability of any Laws that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of Law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Arbitration Board was given.

Section 9.10    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.11    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 9.12    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

IE Limited

By:	/s/ David In Geun Woo
Name:	David In Geun Woo
Title:	Chief Financial Officer

The9 Limited

By:	/s/ George Lai
Name:	George Lai
Title:	Director and Chief Financial Officer

[Signature Page to Share Purchase Agreement (IE Limited)]